UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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☐	Soliciting Material Pursuant to §240.14a-12
H&R BLOCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION
One H&R Block Way
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 4, 2008

The annual meeting of shareholders of H&R Block, Inc., a Missouri corporation (the “Company”), will be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Thursday, September 4, 2008, at 9:00 a.m., Kansas City time (CDT). Shareholders attending the meeting are asked to park in the H&R Block Center parking garage located beneath the H&R Block Center (enter the parking garage from Walnut or Main Street). The meeting will be held for the following purposes:
1.	The election of nine directors to serve until the 2009 annual meeting or until their successors are elected and qualified (See page 4);

2.	The approval of an amendment to the Company’s Restated Articles of Incorporation to require an independent chairman of the Board of Directors (See page 12);

3.	The approval of an amendment to the Company’s Restated Articles of Incorporation to decrease the permissible number of directors (See page 13);

4.	The approval of an amendment to the Company’s Restated Articles of Incorporation to impose director term limits (See page 14);

5.	The approval of an amendment to the Company’s Restated Articles of Incorporation to limit voting rights of preferred stock (See page 15);

6.	The approval of an advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures (See page 16);

7.	The approval of the 2008 Deferred Stock Unit Plan for Outside Directors to replace the 1989 Stock Option Plan for Outside Directors (See page 17);

8.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2009 (See page 19); and

9.	The transaction of any other business as may properly come before the meeting or any adjournments thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on July 7, 2008 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.
By Order of the Board of Directors
BRET G. WILSON
Secretary
Kansas City, Missouri
July     , 2008

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION

H&R BLOCK, INC.
PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING –
The Board of Directors (the “Board of Directors” or “Board”) of H&R Block, Inc., a Missouri corporation (“H&R Block” or the “Company”) solicits the enclosed proxy for use at the annual meeting of shareholders of the Company to be held at 9:00 a.m. (CDT), on Thursday, September 4, 2008, at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and executive officers.
WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PRINTED PROXY MATERIALS?
Pursuant to the rules recently adopted by the Securities and Exchange Commission (“SEC”), the Company is making this Proxy Statement and its 2008 Annual Report available to shareholders electronically via the Internet. On or before July 25, 2008, we mailed to our shareholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held September 4, 2008” (the “Notice”). All shareholders will be able to access this Proxy Statement and our 2008 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We believe that this new electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of our annual meeting.
HOW CAN I ELECTRONICALLY ACCESS THE PROXY MATERIALS?
The Notice will provide you with instructions on how to view our proxy materials for the annual meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically by email, which will save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
HOW CAN I OBTAIN A FULL SET OF PRINTED PROXY MATERIALS?
The Notice will provide you with instructions on how to request to receive printed copies of the proxy materials. You may request printed copies up until one year after the date of the meeting.
WHAT AM I VOTING ON?
You are voting on eight items of business at the annual meeting:
▪	The election of nine directors to serve until the 2009 annual meeting or until their successors are elected and qualified;

▪	The approval of an amendment to the Company’s Restated Articles of Incorporation to require an independent chairman of the Board of Directors;

▪	The approval of an amendment to the Company’s Restated Articles of Incorporation to decrease the permissible number of directors;

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▪	The approval of an amendment to the Company’s Restated Articles of Incorporation to impose director term limits;

▪	The approval of an amendment to the Company’s Restated Articles of Incorporation to limit voting rights of preferred stock;

▪	The approval of an advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures;

▪	The approval of the 2008 Deferred Stock Unit Plan for Outside Directors to replace the 1989 Stock Option Plan for Outside Directors; and

▪	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2009.
WHO IS ENTITLED TO VOTE?
Shareholders of record as of the close of business on July 7, 2008 are entitled to vote at the annual meeting. Each share of H&R Block common stock is entitled to one vote.
WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?
Our Board of Directors recommends that you vote your shares “FOR” the proposed slate of directors named in this proxy standing for election to the Board, “FOR” each of the amendments to the Company’s Restated Articles of Incorporation, “FOR” the advisory proposal on executive pay-for–performance compensation policies and procedures, “FOR” the approval of the 2008 Deferred Stock Unit Plan for Outside Directors to replace the 1989 Stock Option Plan for Outside Directors and “FOR” the ratification of Deloitte & Touche LLP as our independent accountants.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services LLC (known as a “registered shareholder”), you are considered, with respect to those shares, the “shareholder of record”, and the Notice was sent to you directly by the Company. If you are a shareholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and that organization forwarded the Notice to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record.
HOW DO I VOTE?
If you are a registered shareholder, there are four ways to vote:
▪	By going to the Internet Website www.proxyvote.com and following the instructions provided (you will need the Control Number from the Notice you received);

▪	By calling the toll-free telephone number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice you received);

▪	If you requested printed copies of the proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card; or

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▪	In person by written ballot at the annual meeting.
Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies (David Baker Lewis, Richard C. Breeden and L. Edward Shaw, Jr.) will vote your shares FOR items 1 through 8. If your shares are owned in joint names, all joint owners must vote by the same method and if joint owners vote by mail, all of the joint owners must sign the proxy card.
If your shares are held in a brokerage account in your broker’s name (this is called street name), you may also vote as set forth above, and your broker or nominee should vote your shares as you have directed. Again, you must have a legal proxy from the shareholder of record in order to vote the shares in person at the annual meeting.
If your shares are held through the H&R Block Retirement Savings Plan, you may also vote as set forth above, except that Plan participants may not vote their Plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, Fidelity Management Trust Company, the Plan’s Trustee, should vote your shares as you have directed. If you do not provide specific voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received instructions. Please note that you must submit voting instructions to the Trustee by no later than September 1, 2008 at 11:59 pm Eastern time in order for your shares to be voted by the Trustee at the Annual Meeting.
MAY I ATTEND THE MEETING?
All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the annual meeting. Shareholders who plan to attend the meeting must present a valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the record date of July 7, 2008, or a legal proxy from your broker or nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the annual meeting).   Shareholders of record will be verified against an official list available at the registration area.  The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.
WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?
Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the annual meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter.
MAY I CHANGE MY VOTE?
You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by signing and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
For all matters to be voted upon at the annual meeting, shareholders may vote “for,” “against,” or “abstain” on such matters.

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For Items 1, 6, 7 and 8 on the form of proxy, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for election or approval. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal.
For Items 2, 3, 4 and 5 on the form of proxy, the affirmative vote of a majority of the outstanding shares entitled to vote at the annual meeting of shareholders is necessary for approval of the amendments to the Company’s Restated Articles of Incorporation. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal. Shares not voted are not deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal.
DO SHAREHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?
No. Shareholders do not have cumulative voting rights with respect to the election of directors.
WHAT CONSTITUTES A QUORUM?
As of the record date,       shares of the Company’s Common Stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter will be included at the annual meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given as to matters to be voted upon will also be included at the annual meeting for quorum purposes.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD SEPTEMBER 4, 2008”?
It means your shares are held in more than one account. You should vote all your proxy shares.
HOW MUCH DID THIS PROXY SOLICITATION COST?
The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of $8,500 plus reimbursement of reasonable expenses. Further, brokers and other custodians, nominees and fiduciaries will be requested to forward the Notice and printed proxy materials to their principals and the Company will reimburse them for the expense of doing so.
WHAT IS THE COMPANY’S WEB ADDRESS?
The Company’s home page is www.hrblock.com. The Company’s filings with the Securities and Exchange Commission are available free of charge via a link from this address.
WILL ANY OTHER MATTERS BE VOTED ON?
As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of the shareholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board of Directors.

ITEM 1 –
ELECTION OF DIRECTORS –
The Company’s Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) currently provide that the number of directors to constitute the Board of Directors shall not be fewer

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than nine nor more than 15, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire Board. The Articles and Bylaws also provide that all of the directors shall be elected at each annual meeting of shareholders to hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified, and subject to prior death, resignation, retirement or removal from office of a director. Any vacancy on the Board may be filled by a majority of the surviving or remaining directors then in office.
     At the annual meeting of shareholders to be held on September 4, 2008, nine directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and shall have qualified. Alan M. Bennett, Thomas M. Bloch, Richard C. Breeden, Robert A. Gerard, Len J. Lauer, David Baker Lewis, Tom D. Seip, L. Edward Shaw, Jr. and Christianna Wood have been nominated by the Board for election as directors of the Company. Directors Henry F. Frigon and Roger W. Hale are not standing for reelection at the annual meeting. Information with respect to each nominee for election as a director of the Company is set forth below. The number of shares of Common Stock beneficially owned by each nominee for director is listed under the heading “Security Ownership of Directors and Management” on page 49 of this proxy statement.

NOMINEES FOR ELECTION AT THIS MEETING:

Alan M. Bennett Age 57	Mr. Bennett has served as Interim CEO of H&R Block, Inc. since November 2007. Prior to that, he was Senior Vice President and Chief Financial Officer, Aetna, Inc. (a leading provider of health, dental, group life, disability and long-term care benefits), 2001- 2007; Vice President and Corporate Controller, Aetna, Inc., 1998-2001; Vice President and Director of Internal Audit, Aetna, Inc., 1997-1998; and Chief Financial Officer, Aetna Business Resources, 1995-1997. Mr. Bennett graduated from Susquehanna University in Selinsgrove, Pennsylvania in 1972. He is also a director of Halliburton Company and TJX Companies, Inc.

Thomas M. Bloch Director since 2000 Age 54	Mr. Bloch has served since January 2000 as President of the Board of University Academy, an urban college preparatory charter school that he co-founded in Kansas City, Missouri and as an educator with the University Academy since August 2000. Mr. Bloch served as an educator with St. Francis Xavier School from October 1995 until August 2000. Prior to changing careers, Mr. Bloch had a 19-year career with the H&R Block organization, resigning as President and Chief Executive Officer of the Company in 1995. Mr. Bloch graduated from Claremont McKenna College in Claremont, California in 1976. He is a member of the Finance Committee of the Board of Directors of the Company.

Richard C. Breeden Director since 2007 Age 58	Mr. Breeden has served since 2005 as Chairman and Chief Executive Officer of Breeden Capital Management LLC, the manager of a series of affiliated investment funds. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC, a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. Mr. Breeden is also a director of Banco Bilbao Vizcaya Argentaria, S.A., Steris Corporation, and Zale Corporation. Mr. Breeden has served as Chairman of the Board of Directors since November 19, 2007, and is Co-Chairman of the Finance Committee and a member of the Governance and Nominating Committee of the Board of Directors of the Company.

Robert A. Gerard Director since 2007 Age 63	Mr. Gerard is the General Partner and investment manager of GFP, L.P., a private investment partnership. Since 2004, Mr. Gerard has been Chairman of the Management Committee and Chief Executive Officer of Royal Street Communications, LLC, a licensee, developer and operator of telecommunications networks in Los Angeles and Central Florida. From 1974 to 1977, Mr. Gerard served in the United States Department of the Treasury, completing his service as Assistant Secretary for Capital Markets and Debt Management. From 1977 until his retirement in 1991, he held senior executive positions with the investment banking firms Morgan Stanley & Co.,

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Dillon Read & Co. and Bear Stearns. From June 2006 until April 2008, he was a Senior Advisor and a member of the Investment Committee of Breeden Capital Management LLC. Mr. Gerard is Chairman of the Governance and Nominating Committee and a member of the Finance Committee of the Board of Directors of the Company.

Len J. Lauer Director since 2005 Age 51	Mr. Lauer is currently an Executive Vice President of QUALCOMM, Inc. He was the Chief Operating Officer of Sprint Nextel Corp. from August 2005 to December 2006; he was President of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was President-Sprint PCS from October 2002 until October 2004, and was President-Long Distance (formerly the Global Markets Group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998. Prior to this, Mr. Lauer spent the first 13 years of his business career at IBM in various sales and marketing positions. Mr. Lauer holds a Bachelor of Science degree in Managerial Economics from the University of California, San Diego. Mr. Lauer is Co-Chairman of the Finance Committee and a member of the Audit Committee of the Board of Directors of the Company.

David B. Lewis Director since 2004 Age 63	Mr. Lewis is Chairman and Chief Executive Officer of Lewis & Munday, a Detroit-based legal firm with offices in Washington, D.C. and Seattle. He is also a director of The Kroger Company. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He received a Bachelor of Arts degree from Oakland University, a Master of Business Administration from the University of Chicago and a Juris Doctor from the University of Michigan School of Law. Mr. Lewis is Chairman of the Audit Committee and a member of the Governance and Nominating Committee of the Board of Directors of the Company.

Tom D. Seip Director since 2001 Age 58	Mr. Seip currently serves as managing partner of Seip Investments LP and the managing member of Way Too Much Stuff LLC and Ridgefield Farm LLC, all private investment vehicles. He served as the President, Chief Executive Officer and director of Westaff, Inc., Walnut Creek, California, a temporary staffing services company, from May 2001 until January 2002. Mr. Seip was employed by Charles Schwab & Co., Inc., San Francisco, California, from January 1983 until June 1998 in various positions, including Chief Executive Officer of Charles Schwab Investment Management, Inc. from 1997 until June 1998 and Executive Vice President – Retail Brokerage from 1994 until 1997. Mr. Seip is also a trustee of the Neuberger Berman Mutual Funds, New York. He received a Bachelor of Arts degree from Pennsylvania State University and participated in the Doctoral Program in Developmental Psychology at the University of Michigan. Mr. Seip is Chairman of the Compensation Committee and is a member of the Audit Committee of the Board of Directors of the Company.

L. Edward Shaw, Jr. Director since 2007 Age 63	Mr. Shaw has served since 2006 as Senior Managing Director of Breeden & Co., and formerly served as General Counsel of Aetna Inc. (1999 to 2003) and Chase Manhattan Bank (1983 to 1996). While with Aetna, Mr. Shaw also served as Executive Vice President and as a member of the Office of the Chairman. Mr. Shaw previously acted as independent counsel to the Board of Directors of the New York Stock Exchange, Inc. (January to September 2004), and also served as chief corporate officer for North America of National Westminster Bank (1996 to 1999). Prior to 1983, Mr. Shaw was a partner in a major New York law firm and, prior to joining Breeden, Mr. Shaw was of counsel to Gibson Dunn and Crutcher. Mr. Shaw is also a director of Mine Safety Appliances Co. and HealthSouth Corporation. He is a member of the Audit and Compensation Committees of the Board of Directors of the Company.

Christianna Wood Director since 2008 Age 48	Christianna Wood is the Chief Executive Officer of Capital Z Asset Management, the largest dedicated sponsor of hedge funds. Previously, Ms. Wood was the Senior Investment Officer for the Global Equity unit of the California Public Employees’ Retirement System (CalPERS) for five years. Prior to CalPERS, Ms. Wood served as a Principal of Colorado-based Denver Investment Advisors, as well as Portfolio manager,

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Director of Value Strategies and a member of the Management Committee. Prior to her position with Denver Investment Advisors, Ms. Wood was a Principal and Portfolio manager at two previous organizations where she managed investment teams and institutional equity and fixed income portfolios. She is a Trustee of Vassar College and on the Investment, Audit and Social Responsibility Committees of the Vassar College Board of Trustees. Ms. Wood is also a member of the Public Company Accounting Oversight Board (PCAOB) Standard Advisory Group and the International Auditing and Assurance Standards Board (IAASB) Consultative Advisory Group. She also Chairs the Audit and Accounting Practices Committee of the International Corporate Governance Network.

     Unless otherwise instructed, the proxy holders will vote the proxy cards received by them for each of the nominees named above. All nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees would be unable to accept the office of director. If such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES – The Board of Directors is responsible for managing the property and business affairs of the Company. The Board of Directors reviews significant developments affecting the Company and acts on matters requiring Board approval. During the 2008 fiscal year, the Board of Directors held 31 meetings and the standing Board committees held 34 meetings. Each of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and Board committees of which he was a member.
     The standing committees of the Board are the Audit Committee, the Compensation Committee, the Finance Committee and the Governance and Nominating Committee. The Company’s Corporate Governance Guidelines, Code of Business Ethics and Conduct, Board of Directors Independence Standards and charters for the Audit, Compensation and Governance and Nominating Committees are available on the Company’s website at www.hrblock.com under the tab “Company” and then under the heading “Block Investors” and then under “Corporate Governance.” These documents are also available in print to shareholders upon written request to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Set forth below is a description of the duties of each committee and its members.
     The members of the Audit Committee are Mr. Lewis (Chairman) and Messrs. Lauer, Seip and Shaw. The Board of Directors adopted a revised charter for the Audit Committee in February 2008, a copy of which is included as Appendix A to this proxy statement. The functions of the Committee are described in the Audit Committee Charter and include making recommendations to the Board of Directors with respect to the appointment of the Company’s independent accountants, evaluating the independence and performance of such accountants, reviewing the scope of the annual audit, and reviewing and discussing with management and the independent accountants the audited financial statements and accounting principles. See the “Audit Committee Report” beginning on page 19. All of the members of the Audit Committee are independent under regulations adopted by the Securities and Exchange Commission, New York Stock Exchange listing standards and the Board’s Director Independence Standards. The Board has determined that Mr. Lewis and Mr. Lauer are audit committee financial experts, pursuant to the criteria prescribed by the Securities and Exchange Commission. The Audit Committee held 15 meetings during fiscal year 2008.
     The members of the Compensation Committee are Mr. Seip (Chairman) and Messrs. Frigon, Hale and Shaw. The Board of Directors adopted a revised charter for the Compensation Committee in February 2008, a copy of which is included as Appendix B to this proxy statement. The functions of the Committee primarily include reviewing and approving the compensation of the executive officers of the Company and its subsidiaries,

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recommending to the Board of Directors the compensation of the Company’s chief executive officer, and administering the Company’s long-term incentive compensation plans. See the “Compensation Discussion and Analysis” beginning on page 21. All of the members of the Compensation Committee are independent under the New York Stock Exchange listing standards and the Board’s Director Independence Standards. The Compensation Committee held 11 meetings during fiscal year 2008.
     The members of the Finance Committee are Messrs. Breeden and Lauer (Co-Chairmen), and Messrs. Bloch and Gerard. The primary duties of the Finance Committee are to provide advice to management and the Board of Directors concerning the financial structure of the Company, the funding of the operations of the Company and its subsidiaries, and the investment of Company funds. The Finance Committee held four meetings during fiscal year 2008.
     The members of the Governance and Nominating Committee are Mr. Gerard (Chairman), and Messrs. Breeden, Hale and Lewis. The Board of Directors adopted a revised charter for the Governance and Nominating Committee in February 2008, a copy of which is included as Appendix C to this proxy statement. The Governance and Nominating Committee is responsible for corporate governance matters, the initiation of nominations for election as a director of the Company, the evaluation of the performance of the Board of Directors, and the determination of compensation of outside directors of the Company. All of the members of the Governance and Nominating Committee are independent under the New York Stock Exchange listing standards and the Board’s Director Independence Standards. The Governance and Nominating Committee held four meetings during fiscal year 2008.
DIRECTOR COMPENSATION – The Board considers and determines outside director compensation each year, taking into account recommendations from the Governance and Nominating Committee. The Governance and Nominating Committee formulates its recommendation based on its review of director compensation practices at other companies. The Governance and Nominating Committee may delegate its authority to such subcommittees as it deems appropriate in the best interest of the Company and its shareholders. Management assists the Governance and Nominating Committee in its review by accumulating and summarizing market data pertaining to director compensation levels and practices. Also, in June 2008, the Governance and Nominating Committee retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as an external director compensation consultant to evaluate the design and competitiveness of the director compensation program. Frederic Cook provided the Committee with an overview of the current director compensation program, a competitive analysis of total director compensation, and an analysis of emerging trends in director compensation, and made recommendations concerning the structure of the Company’s director compensation program. Based on recommendations from the aforementioned parties and as more fully discussed below, the Board made certain modifications to the director compensation program that apply to fiscal year 2009.
     Fiscal Year 2008 Compensation – During fiscal year 2008, directors who were not employed by the Company or its subsidiaries received an annual director’s fee of $50,000. In addition, subject to the meeting fee moratorium discussed below, non-employee directors received meeting fees of $2,000 for each Board meeting attended, committee chairman fees of $2,000 for each committee meeting chaired, and meeting fees of $1,200 for each committee meeting attended in a capacity other than as chairman. The chairman of the audit committee received an annual committee chairman’s fee of $7,500, which the audit committee chairman could choose to receive in cash or shares of the Company’s common stock. On February 1, 2008, the Chairman of the Board, Richard C. Breeden, received a compensation award for serving as the non-executive chairman of the Board in the form of a grant of a stock option to purchase 37,595 shares of the Company’s Common Stock pursuant to the 2003 Long Term Executive Compensation Plan. In light of the high number of special Board and committee meetings held during fiscal year 2008, the Board agreed in February 2008 upon a moratorium on special Board and committee meeting fees (but not regularly scheduled meeting fees) until the Board re-evaluated director compensation.
     Pursuant to the H&R Block Deferred Compensation Plan for Directors, eligible non-employee directors may defer receipt of their retainers and/or meeting fees. Deferrals are placed in an account maintained by the Company for each director and are fully vested at all times. Gains or losses are posted to each account in accordance with the participant’s selection among fixed rate, variable rate and Company Common Stock investment alternatives. Payment of benefits occurs in cash upon termination of the participant’s service as a

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director or upon his or her death. The account balance is generally paid out in approximately equal monthly installments over a 10-year period after the occurrence of the event which results in the benefit distribution.
     Pursuant to the H&R Block Stock Plan for Non-Employee Directors, eligible non-employee directors have the opportunity to receive payment of their retainers and/or meeting fees on a deferred basis in shares of Common Stock of the Company. The retainers and/or fees are initially paid in the form of stock units. The stock units in the directors’ accounts are fully vested at all times. Payment of the stock units must be deferred at least one year after the date such units are credited and the director shall select the date of payment, which may be upon termination of service as a director. The maximum number of shares of Common Stock that may be issued under the Stock Plan is currently 600,000 shares.
     The 1989 Stock Option Plan for Outside Directors (the “1989 Stock Option Plan”) was terminated by the Board of Directors on June 11, 2008 (except with respect to outstanding options thereunder). The 1989 Stock Option Plan provided for the grant of stock options on June 30 of each year in which the 1989 Stock Option Plan was in effect to non-employee directors of the Company. The options granted under the 1989 Stock Option Plan were fully vested and immediately exercisable as of the date of grant. All outstanding options granted under the 1989 Stock Option Plan expire ten years after the date of grant.
     The Company also offers to its non-employee directors free income tax return preparation services at an H&R Block office of their choice, a 50% discount on tax preparation services from RSM McGladrey, Inc. and free business travel insurance in connection with Company-related travel. In addition, the H&R Block Foundation will match gifts by non-employee directors to any 501(c)(3) organization up to an annual aggregate limit of $5,000 per director per calendar year.
     The Board has adopted stock ownership guidelines regarding stock ownership by Board members. The Board membership ownership guidelines provide for non-employee directors to own shares of Company stock with an aggregate value generally exceeding five times the annual retainer paid to non-employee directors.
     Fiscal Year 2009 Compensation – For fiscal year 2009, directors who are not employed by the Company or its subsidiaries, each will receive an annual director’s fee of $40,000, meeting fees of $2,000 for each Board meeting attended (subject to a maximum of 10 Board meetings per fiscal year) and $1,200 for each committee meeting attended (subject to a maximum of 10 committee meetings per fiscal year for each committee). The chairman of each Board committee will receive an annual committee chairman’s fee as follows: audit committee — $15,000 (or $7,500 per co-chairman); compensation committee — $10,000 (or $5,000 per co-chairman); governance and nominating committee - $10,000 (or $5,000 per co-chairman); and finance committee — $10,000 (or $5,000 per co-chairman). The non-executive Chairman of the Board will receive an annual retainer in the form of $150,000 in value in stock options under the 2003 Long-Term Compensation Plan for Executives. Non-employee directors will also receive $100,000 in deferred stock units, subject to shareholder approval of the 2008 Deferred Stock Unit Plan for Outside Directors as discussed below.
     Item 7 on the form of the proxy is the approval of the 2008 Deferred Stock Unit Plan for Outside Directors (the “2008 Stock Unit Plan”) to replace the 1989 Stock Option Plan. The material terms of the 2008 Stock Unit Plan are included beginning on page 17 of this proxy statement.

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DIRECTOR COMPENSATION TABLE –
The following table sets forth director compensation for non-employee directors for fiscal year 2008.

	Fees Earned or Paid				All Other
	in Cash		Option Awards		Compensation
Name	($) (1)		($) (2)		($) (3)		Total ($)

Thomas M. Bloch	106,800		52,560	(4)	10,000	(5)	169,360

Richard C. Breeden (6)	65,400	(7)	169,553	(8)	-0-		234,953

Jerry D. Choate (9)	43,800		52,560	(10)	-0-		96,360

Donna R. Ecton (11)	51,400		52,560	(12)	2,500		106,460

Mark A. Ernst (13)	25,700		-0-	(14)	-0-		25,700

Henry F. Frigon (15)	110,400		52,560	(16)	10,000	(5)	172,960

Robert A. Gerard (6)	67,800	(7)	-0-		-0-		67,800

Roger W. Hale (15)	130,600		52,560	(17)	5,000		188,160

Len J. Lauer	130,000		52,560	(18)	-0-		182,560

David B. Lewis	127,750		52,560	(19)	5,000		185,310

L. Edward Shaw, Jr. (6)	70,200	(7)	-0-		-0-		70,200

Tom D. Seip	137,200		52,560	(20)	5,000		194,760

Louis W. Smith (11)	69,150		52,560	(21)	5,000		126,710

Rayford Wilkins, Jr. (11)	54,200		52,560	(22)	5,000		111,760

Christianna Wood (23)	-0-		-0-		-0-		-0-

NOTES:

(1)	This column includes, as applicable, the annual director’s fee, meeting fees for each Board and committee meeting attended and committee chairman fees for fiscal year 2008.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R with respect to fiscal year 2008 for the fair value of stock options granted during fiscal year 2008. The grant date fair value of the stock option award matches the amounts included in this column as the stock option awards were immediately exercisable on their date of grant. Each stock option granted on June 30, 2007 was valued at $6.57 using the Black-Scholes option pricing model as of the date of grant. Each stock option granted to Mr. Breeden on February 1, 2008 was valued at $4.51 using the Black-Scholes option pricing model as of the date of grant. For further information concerning stock option valuation assumptions, refer to Item 8, Note 12 “Stock-Based Compensation” of the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2008, as filed with the SEC.

(3)	This column includes, as applicable, the value of income tax return preparation services at an H&R Block office, the value of the 50% discount on tax preparation services from RSM McGladrey, Inc., the cost of business travel insurance and the H&R Block Foundation matching amount on contributions to 501(c)(3) organizations.

(4)	As of April 30, 2008, Mr. Bloch held 60,000 options to purchase shares of the Company’s common stock.

(5)	This amount includes matching contributions that occurred in the 2007 calendar year ($5,000) and the 2008 calendar year ($5,000).

(6)	Elected to serve as a director as of the annual meeting on September 6, 2007.

(7)	At the request of Messrs. Breeden, Gerard and Shaw, these amounts were paid directly to Breeden Capital Management LLC.

(8)	As of April 30, 2008, Mr. Breeden held 37,595 options to purchase shares of the Company’s common stock.

(9)	Resigned from Board on November 14, 2007.

(10)	As of April 30, 2008, Mr. Choate held 16,000 options to purchase shares of the Company’s common stock.

(11)	Ceased to serve as a director as of the annual meeting on September 6, 2007.

(12)	As of April 30, 2008, Ms. Ecton held no options to purchase shares of the Company’s common stock.

(13)	Non-employee director from November 20, 2007 to December 31, 2007.

(14)	Mr. Ernst was not awarded any options to purchase shares of the Company’s common stock in his capacity as a non-employee director.

(15)	Not standing for reelection at the annual meeting.

(16)	As of April 30, 2008, Mr. Frigon held 72,000 options to purchase shares of the Company’s common stock.

(17)	As of April 30, 2008, Mr. Hale held 80,000 options to purchase shares of the Company’s common stock.

(18)	As of April 30, 2008, Mr. Lauer held 16,000 options to purchase shares of the Company’s common stock.

(19)	As of April 30, 2008, Mr. Lewis held 24,000 options to purchase shares of the Company’s common stock.

(20)	As of April 30, 2008, Mr. Seip held 48,000 options to purchase shares of the Company’s common stock.

(21)	As of April 30, 2008, Mr. Smith held no options to purchase shares of the Company’s common stock.

(22)	As of April 30, 2008, Mr. Wilkins held no options to purchase shares of the Company’s common stock.

(23)	Elected to serve as a director effective July 1, 2008.

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CORPORATE GOVERNANCE – Our Board of Directors operates under Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board level and management level, with a view to enhancing shareholder value over the long term. The Guidelines also assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are not intended to be a static statement of the Company’s policies, principles and guidelines, but are subject to continual assessment and refinement as the Board may determine advisable or necessary in the view of the best interests of the Company and its shareholders.
     As further described in the Guidelines, the Board believes that a substantial majority of the Board should consist of directors who are independent under the New York Stock Exchange listing standards. As described below, nine of the Board’s ten current directors are independent directors within the meaning of the Board’s Board of Directors Independence Standards (the “Independence Standards”) and the New York Stock Exchange listing standards.
     The New York Stock Exchange listing standards provide that a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Independence Standards (amended in June 2008 and attached as Appendix D to this proxy statement) to assist the Board in determining whether a director has a material relationship with the Company.
     In June 2008, the Board conducted an evaluation of director independence regarding the current directors and nominees for director, based on the Independence Standards and the New York Stock Exchange listing standards. In connection with this review, the Board evaluated commercial, charitable, consulting, familial and other relationships between each director or immediate family member and the Company and its subsidiaries. As a result of this evaluation, the Board affirmatively determined that Messrs. Breeden, Frigon, Gerard, Hale, Lauer, Lewis, Shaw and Seip and Ms. Wood are independent.
     Finally, all directors, officers and employees of the Company must act ethically and in accordance with the policies comprising the H&R Block Code of Business Ethics and Conduct (the “Code”). The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and procedures for promoting compliance with, and reporting violations of, the Code. The Company intends to post any amendments to or waivers of the Code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on our website.
DIRECTOR NOMINATION PROCESS – The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Governance and Nominating Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, information technology), the Company’s business environment, educational and professional background, ability to work well with other Board members, analytical ability and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment. Ms. Wood, a non-executive nominee for director, has not previously stood for election by the shareholders and was recommended by the non-management directors.
     The Governance and Nominating Committee may seek the input of the other members of the Board and management in identifying candidates who meet the criteria outlined above. In addition, the Governance and Nominating Committee may use the services of consultants or a search firm. The Committee will consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination by the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate

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Secretary, at our offices at One H&R Block Way, Kansas City, Missouri 64105. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all candidates for nomination by the Board, including those recommended by shareholders. The Company’s Bylaws permit persons to be nominated as directors directly by shareholders under certain conditions. To do so, shareholders must comply with the advance notice requirements outlined in the “Shareholder Proposals and Nominations” section of this proxy statement.
COMMUNICATIONS WITH THE BOARD – Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Please indicate on the envelope whether the communication is from a shareholder or other interested party. All such communications will be forwarded to the director or directors to whom the communication is addressed.
DIRECTOR ATTENDANCE AT ANNUAL MEETINGS – Although the Company has no specific policy regarding director attendance at its annual meeting, all directors are encouraged to attend. Board and Committee meetings are held immediately preceding and following the annual meeting, with directors attending the annual meeting. All of the Company’s current directors (except for Ms. Wood, who was not a director at the time) attended last year’s annual meeting.

ITEM 2 –
ADOPTION OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO REQUIRE AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS –
Our shareholders approved a nonbinding shareholder proposal at the 2007 annual meeting of the shareholders requesting that the Board adopt a policy that the Chairman of the Board (“Chairman”) be an independent director who has not previously served as an executive officer of the Company. The Board responded by amending its corporate governance policies and amending the Bylaws to prohibit the Chairman from holding the positions of vice-chairman, Chief Executive Officer (“CEO”) or president, to require that the Chairman be independent pursuant to standards promulgated by the Securities and Exchange Commission and the New York Stock Exchange, and to require that the Chairman shall not have served previously as an executive officer of the Company.
REASONS FOR AMENDMENT – The Articles do not require that the Chairman be independent and thus the Board has the ability to change the governance policies and Bylaw provisions requiring an independent Chairman at any time without shareholder approval. The Board has determined that a new Article Six (F) should be added to the Articles to require an independent Chairman (the “Independent Chairman Article Amendment”) so that the requirement of an independent Chairman cannot be changed without shareholder approval.
EFFECT OF AMENDMENT – If the shareholders approve the Independent Chairman Article Amendment, the Board believes that shareholder approval will be required for the Board to change its policy of selecting the Chairman from those independent directors who have never served as an executive officer of the Company. The Board believes that including a provision in the Articles requiring an independent Chairman will effectively require shareholder approval to eliminate the position of independent Chairman.
TEXT OF AMENDMENT – The text of the Independent Chairman Article Amendment is attached as Appendix E to this proxy statement.
APPROVAL REQUIREMENTS – The Board examined the arguments for and against prohibiting the Chairman from holding the positions of vice-chairman, CEO, or president, requiring that the Chairman be independent pursuant to standards promulgated by the Securities and Exchange Commission and the New York Stock Exchange, and requiring that the Chairman shall not have served previously as an executive officer

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of the Company and determined that requiring an independent Chairman is in the best interests of the Company’s shareholders. The Independent Chairman Article Amendment has unanimously been adopted by the members of the Board. Therefore, approval of the Independent Chairman Article Amendment requires the affirmative vote of at least a majority of the outstanding shares entitled to vote, or approximately       shares.
     If the shareholders approve the Independent Chairman Article Amendment, it will become effective upon the filing of a certificate of amendment to the Articles with the Missouri Secretary of State. The Company plans to file a certificate of amendment to the Articles promptly after the requisite shareholder vote is obtained.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO REQUIRE AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 3 –
ADOPTION OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO DECREASE THE PERMISSIBLE NUMBER OF DIRECTORS –
REASONS FOR AMENDMENT - Article Six (A) of the Articles and Section 14 of the Bylaws provide that the number of directors to constitute the Board shall be not less than nine nor more than fifteen. The Board has determined that the Articles should be amended to modify and restate Article Six (A) to decrease the permissible number of directors to not less than seven nor more than twelve (the “Director Number Article Amendment”), and has unanimously adopted a resolution approving the Director Number Article Amendment, declaring its advisability and recommending approval of the Director Number Article Amendment to our shareholders.
     The Board has passed a resolution amending the Bylaws of the Company to decrease the permissible number of directors to not less than seven nor more than twelve (the “Director Number Bylaw Amendment”), to be effective at the time the Director Number Article Amendment becomes effective following approval by our shareholders and upon the filing of a certificate of amendment with the Missouri Secretary of State implementing the Director Number Article Amendment.
EFFECT OF AMENDMENT - If the shareholders approve the Director Number Article Amendment, the Board will continue to have the authority to set the exact number of directors, but the range will be decreased from the current range of nine to fifteen to a range from seven to twelve. Directors Henry F. Frigon (who has served on the Board for seventeen years) and Roger W. Hale (who has served on the Board for eighteen years) are not standing for reelection at the Annual Meeting. The Board has set the number of directors to serve for the next year at nine. Thus, the Director Number Article Amendment will not decrease or affect the term of any other current director.
     The Board believes that decreasing Board size will be both less costly and more effective due to the increased difficulties of operating effectively as a larger board.
TEXT OF AMENDMENT - The text of the Director Number Article Amendment is attached as Appendix F to this proxy statement. The text of the Director Number Bylaw Amendment is attached as Appendix G to this proxy statement.
APPROVAL REQUIREMENTS - The Board examined the arguments for and against a lower range of board sizes and determined that the range of Board sizes should be decreased. The Director Number Article Amendment has unanimously been adopted by the members of the Board. Therefore, approval of the Director Number Article Amendment requires the affirmative vote of at least a majority of the outstanding shares entitled to vote, or approximately       shares.

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     If the shareholders approve the Director Number Article Amendment, it will become effective upon the filing of a certificate of amendment to the Articles with the Missouri Secretary of State. The Company plans to file a certificate of amendment to the Articles promptly after the requisite shareholder vote is obtained.
     If the shareholders approve the Director Number Article Amendment, Section 14 of the Bylaws will also be amended to be consistent with the Director Number Article Amendment. The Director Number Bylaw Amendment has been approved by the Board subject to the approval by the shareholders of the Director Number Article Amendment and does not require separate approval by the shareholders. The Director Number Bylaw Amendment will become effective concurrently with the effectiveness of the Director Number Article Amendment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO DECREASE THE RANGE OF SIZES OF THE BOARD, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 4 –
ADOPTION OF AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO IMPOSE DIRECTOR TERM LIMITS –
REASONS FOR AMENDMENT - Neither the Articles nor the Bylaws restrict the number of terms that a director may serve on the Board. The Board has determined that the Articles should be amended to modify and restate Article Six (B) to provide that a director may not serve as a member of the Board beyond the twelfth annual shareholders meeting following the annual shareholders meeting at which such director was first elected to the Board (the “Term Limit Article Amendment”), and has unanimously adopted a resolution approving the Term Limit Article Amendment, declaring its advisability and recommending approval of the Term Limit Article Amendment to our shareholders.
     The Board has passed a resolution amending the Bylaws of the Company to provide that a director may not serve as a member of the Board beyond the twelfth annual shareholders meeting following the annual shareholders meeting at which such director was first elected to the Board (the “Term Limit Bylaw Amendment”), to be effective at the time the Term Limit Article Amendment becomes effective following approval by our shareholders and upon the filing of a certificate of amendment with the Missouri Secretary of State implementing the Term Limit Article Amendment.
EFFECT OF AMENDMENT - If the shareholders approve the Term Limit Article Amendment, a director will not be permitted to seek election as a director if such director has served as a member of the Board beyond the twelfth annual shareholders meeting following the annual shareholders meeting at which such director was first elected to the Board. Directors Henry F. Frigon and Roger W. Hale, who have served on the Board for seventeen and eighteen years, respectively, are not standing for reelection at the Annual Meeting. The Term Limit Article Amendment will not decrease or affect the term of any other current director.
     The Board believes that a twelve-term limit will require a periodic infusion of fresh thinking by adding new board members. Term limits will avoid any implication of performance issues when a director is not re-elected to the Board due to the term limits, and will promote an adequate level of Board turnover to help keep the Board active and alert to marketplace concerns.
TEXT OF AMENDMENT – The text of the Term Limit Article Amendment is attached as Appendix H to this proxy statement. The text of the Term Limit Bylaw Amendment is attached as Appendix I to this proxy statement.
APPROVAL REQUIREMENTS - The Board examined the arguments for and against the imposition of term limits and determined that term limits should be imposed. The Term Limit Article Amendment has

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unanimously been adopted by the members of the Board. Therefore, approval of the Term Limit Article Amendment requires the affirmative vote of at least a majority of the outstanding shares entitled to vote, or approximately       shares.
     If the shareholders approve the Term Limit Article Amendment, it will become effective upon the filing of a certificate of amendment to the Articles with the Missouri Secretary of State. The Company plans to file a certificate of amendment to the Articles promptly after the requisite shareholder vote is obtained.
     If the shareholders approve the Term Limit Article Amendment, Section 15(a) of the Bylaws will also be amended to be consistent with the Term Limit Article Amendment. The Term Limit Bylaw Amendment has been approved by the Board subject to the approval by the shareholders of the Term Limit Article Amendment and does not require separate approval by the shareholders. The Term Limit Bylaw Amendment will become effective concurrently with the effectiveness of the Term Limit Article Amendment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO IMPOSE DIRECTOR TERM LIMITS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 5 –
ADOPTION OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO LIMIT VOTING RIGHTS OF PREFERRED STOCK –
On June 11, 2008, the Board approved, subject to the approval of the shareholders, an amendment to the Articles modifying the preferred stock the Board is authorized to issue (the “Preferred Stock Article Amendment”). The full text of proposed Article Three, Section (1) is attached as Appendix J to the proxy statement.
REASONS FOR AMENDMENT – The proposed amendment, if approved by shareholders, will allow the Company to retain the flexibility of an undesignated class of preferred stock that may be used to meet potential future capital requirements, while limiting the Board’s ability to use such preferred stock for any defensive or anti-takeover purpose. The Board of Directors represents that it will not without prior shareholder approval issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. Although the Board has no immediate plans to issue preferred stock, the Board believes that the authority to issue preferred stock enhances the Company’s flexibility in structuring future public or private financings and possible acquisitions. Preferred stock also may be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. Having the authority to issue preferred stock enables the Company to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize additional capital stock. The Board believes that such ability to respond to opportunities and to favorable capital market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.
EFFECT OF AMENDMENT – If the proposal is approved, the preferred stock would be so-called “de-clawed” blank check preferred stock in that (i) the voting rights of each share of preferred stock are limited to no more than one vote per share and (ii) the holders of shares of preferred stock will not be entitled to vote on any matter separately as a class (except with respect to an amendment to the Articles that would adversely affect the powers, preferences or special rights of the applicable series of preferred stock or as otherwise provided by law). The Board of Directors will continue to have the ability to issue preferred stock for financing, acquisition or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes. Consequently, the Board believes that, as structured, the preferred stock is in the best interests of the Company and its shareholders because it (i) is consistent with sound

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corporate governance principles and (ii) enhances the Company’s ability to take advantage of financing alternatives and acquisition opportunities.
TEXT OF AMENDMENT – The proposed amendment to the Articles to modify the Company’s preferred stock consists of a revision of Article Three, Section (1) of the Articles and is attached as Appendix J to this proxy statement.
APPROVAL REQUIREMENTS – The Preferred Stock Article Amendment to Article Three, Section (1) has unanimously been adopted by the members of the Board. Therefore, approval of this amendment requires the affirmative vote of at least a majority of the outstanding shares entitled to vote, or approximately       shares.
     If the shareholders approve the Preferred Stock Article Amendment, it will become effective upon the filing of a certificate of amendment to the Articles with the Missouri Secretary of State. The Company plans to file a certificate of amendment to the Articles promptly after the requisite shareholder vote is obtained.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO SO MODIFY ITS PREFERRED STOCK, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 6 –
THE APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY’S EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES –
We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, with Board approval, the Company announced on June 17, 2008 that the Company would voluntarily provide shareholders with the right to cast an advisory vote on our compensation program at the annual meeting of shareholders, beginning with the 2008 Annual Meeting.
     This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:
“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

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ITEM 7 –
THE APPROVAL OF THE 2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS TO REPLACE THE 1989 STOCK OPTION FOR OUTSIDE DIRECTORS –
Shareholders are asked to vote to approve the H&R Block, Inc. 2008 Deferred Stock Unit Plan for Outside Directors (the “2008 Stock Unit Plan”). The 2008 Stock Unit Plan was approved by the Governance and Nominating Committee and the Board of Directors on June 11, 2008, subject to shareholder approval.
     The following summary of major features of the 2008 Stock Unit Plan is subject to the specific provisions in the full text of the 2008 Stock Unit Plan as set forth as Appendix K to this proxy statement.
PURPOSE OF THE 2008 STOCK UNIT PLAN – The 2008 Stock Unit Plan is designed to advance the interests of H&R Block and its shareholders by attracting, retaining and rewarding experienced and qualified Directors who are not employees of H&R Block, while creating further incentives for these Directors to maintain a long-term, strategic outlook for H&R Block. Because outside Directors will receive grants of deferred stock units under the 2008 Stock Unit Plan, but will not receive shares of Common Stock until their service terminates, the non-transferable units will contribute to the Directors’ long-term commitment to H&R Block’s financial performance, both in terms of revenue and earnings growth.
The 2008 Stock Unit Plan will replace the H&R Block, Inc. 1989 Stock Option Plan for Outside Directors which was terminated by the Board of Directors on June 11, 2008 (the “1989 Stock Option Plan”), except with respect to outstanding options thereunder. As of the termination date of the 1989 Stock Option Plan, outside Directors had the right to purchase 316,000 shares of Common Stock, in the aggregate, pursuant to options granted in connection with the 1989 Stock Option Plan.
SUMMARY OF THE 2008 STOCK UNIT PLAN
DURATION OF THE 2008 STOCK UNIT PLAN – No awards of deferred stock units may be granted under the 2008 Stock Unit Plan after ten years from the effective date of the 2008 Stock Unit Plan, or September 4, 2018.
ELIGIBILITY – Only members of the Board of Directors of H&R Block or any of its subsidiaries who are not employees of H&R Block or its subsidiaries are eligible to participate in the 2008 Stock Unit Plan. With respect only to grants of deferred stock units made within 30 days after initial approval of this 2008 Stock Unit Plan by shareholders, outside Directors whose terms expired at the 2008 annual meeting will be eligible to receive grants of deferred stock units under the 2008 Stock Unit Plan.
CREDITS – The number of deferred stock units credited to an outside Director’s account pursuant to an award is determined by dividing the dollar amount of the award by the average current market value per share of Common Stock for the ten consecutive trading dates ending on the date the deferred stock units are granted to the outside Director. The current market value generally is the closing sales price as reported on the NYSE or, in the absence of reported sales on the relevant date, the closing sales price on the immediately preceding date on which the sales were reported. Dividend equivalents will also be earned on all deferred stock units and will be recorded in the account of each outside Director.
SHARES AVAILABLE UNDER THE 2008 STOCK UNIT PLAN – Subject to adjustment as provided in the 2008 Stock Unit Plan, the maximum number of shares of Common Stock that may be paid out under the 2008 Stock Unit Plan shall not exceed, in the aggregate, 300,000 shares.
GRANT OF DEFERRED STOCK UNITS TO OUTSIDE DIRECTORS – Deferred stock units will be granted by the Board of Directors, in its sole and absolute discretion, from time to time during the continuance of the 2008 Stock Unit Plan. With respect only to grants of deferred stock units made within 30 days after initial approval of this 2008 Stock Unit Plan by shareholders, outside Directors whose terms expired at the 2008 annual meeting will be eligible to receive grants of deferred stock units under the 2008 Stock Unit Plan.
VESTING – Each deferred stock unit granted under the 2008 Stock Unit Plan is vested upon award.

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TRANSFERABILITY – Deferred stock units granted under the 2008 Stock Unit Plan may not be transferred or assigned.
ADMINISTRATION – The 2008 Stock Unit Plan will be administered by the Board of Directors. The Board of Directors will have the full power and authority to interpret and administer the 2008 Stock Unit Plan in a manner consistent with the 2008 Stock Unit Plan’s provisions, including the power to determine which outside Directors will be granted deferred stock units under the 2008 Stock Unit Plan, and the timing and size of awards to be made under the 2008 Stock Unit Plan.
     H&R Block will maintain individual deferred stock unit accounts for each outside Director. These accounts will be maintained solely for accounting purposes and shall not require segregation of any H&R Block assets.
     The Board of Directors shall equitably adjust the number of deferred stock units in the account of each outside Director as the Board deems necessary and appropriate to prevent dilution or enlargement of the rights of the outside Directors resulting from any stock dividend, stock split, or combination or reclassification of shares. If H&R Block becomes a party to any merger, consolidation, major acquisition for stock, reorganization or liquidation, the Board Directors shall make arrangements it deems advisable with respect to outstanding deferred stock units, including but not limited to, the substitution of new deferred stock units for any deferred stock unit then outstanding, the assumption of such deferred stock units and the termination of or payment for such deferred stock units.
     The number of shares available under the 2008 Stock Unit Plan is also subject to adjustment upon the occurrence of any transaction or event described in the immediately preceding paragraph, as set forth in the 2008 Stock Unit Plan.
TIMING AND METHOD PAYOUT – If an outside Director terminates service with H&R Block and all related companies for reason other than death, deferred stock units will be paid to such outside Director, in shares of Common Stock, in one lump sum on the six month anniversary date of the termination of service. If an outside Director dies prior to the payment in full of all amounts due such outside Director under the 2008 Stock Unit Plan, the balance of the outside Director’s deferred stock unit account will be paid to the outside Director’s beneficiary, in shares of Common Stock, in a lump sum within 90 days following the outside Director’s death.
FUNDING OF DEFERRED STOCK UNITS – The 2008 Stock Unit Plan is payable solely from the general assets of H&R Block. Interests in the 2008 Stock Unit Plan will be subject to H&R Block creditors.
AMENDMENT, MODIFICATION AND TERMINATION – The Board of Directors may amend, modify, supplement, suspend or terminate the 2008 Stock Unit Plan, provided that no amendment, supplement, modification, suspension or termination of the 2008 Stock Unit Plan may materially adversely affect any award previously provided under the 2008 Stock Unit Plan without the consent of the affected outside Director. No amendment, modification or supplement to the 2008 Stock Unit Plan may increase the number of shares that may be issued under the 2008 Stock Unit Plan or change the termination date of the 2008 Stock Unit Plan without the approval of H&R Block’s shareholders.
APPROVAL REQUIREMENTS – The affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on this proposal, is necessary for the approval of the 2008 Stock Unit Plan. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on the proposal are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE H&R BLOCK, INC. 2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS TO REPLACE THE 1989 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

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ITEM 8 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS –
The Board of Directors has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as independent accountants to audit the Company’s financial statements for the fiscal year ending April 30, 2009. KPMG LLP (“KPMG”) had previously served as the Company’s independent accountants from July 10, 2003 until September 20, 2007, at which time the Company dismissed KPMG as the Company’s independent accountants. The decision to dismiss KPMG was recommended and approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”).
     The audit reports of KPMG on the consolidated financial statements as of April 30, 2007 and 2006 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
     During the Company’s two most recent fiscal years and through September 20, 2007, (i) there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in internal control in financial reporting related to the valuation of certain residual interests in securitizations, which KPMG advised the Company of and was reported by the Company in its quarterly report on Form 10-Q for the quarter ended January 31, 2007. The material weakness was remediated as of April 30, 2007 and, as indicated above, KPMG issued an unqualified report on the Company’s internal control over financial reporting as of April 30, 2007. The Audit Committee discussed the material weakness with KPMG, and the Company has authorized KPMG to respond fully to inquiries from KPMG’s successor regarding the material weakness.
     The Company requested that KPMG furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements contained in the preceding two paragraphs. Such letter, dated September 24, 2007, was filed as an exhibit to the Current Report on Form 8-K filed by the Company on September 24, 2007.
     On October 12, 2007, the Audit Committee engaged Deloitte as its independent accountants for the fiscal year ending April 30, 2008. During the Company’s two most recent fiscal years and the interim period prior to the engagement of Deloitte, neither the Company nor any one acting on its behalf consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) and the related instructions of Regulations S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).
     Representatives of Deloitte & Touche and KPMG are expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire. For additional information regarding the Company’s relationship with Deloitte, please refer to the “Audit Committee Report” on page 19.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

AUDIT COMMITTEE REPORT –
The Company’s management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company’s disclosure controls

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and procedures and internal control over financial reporting. The Company’s independent accountants are responsible for (i) auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States and (ii) auditing management’s assessment of the Company’s internal control over financial reporting and expressing an opinion on such assessment. The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, the independent accountants and the internal auditor to review and oversee matters relating to the Company’s financial statements, internal audit activities, disclosure controls and procedures and internal control over financial reporting and non-audit services provided by the independent accountants.
     The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent accountants, the Company’s audited financial statements for the fiscal year ended April 30, 2008. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114 relating to communication with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by Independence Standards Board No. 1 relating to independence discussions with audit committees; has discussed with Deloitte their independence from the Company and its management; and has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
David Baker Lewis, Chairman
Len J. Lauer
Tom D. Seip
L. Edward Shaw, Jr.

AUDIT FEES –
The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the year ended April 30, 2008 and for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended April 30, 2007 and fees billed for other services rendered by Deloitte & Touche LLP and KPMG LLP for such years, unless otherwise noted:

Fiscal Year	2008		2007

Audit fees	$9,389,771	(1)	$7,495,129

Audit-related fees	106,141		1,116,932

Tax fees	881,560		231,590

All other fees	265,961	(2)	—

Total fees	$10,643,433		$8,843,651

(1)	Includes fees of $848,120 paid to KPMG LLP while they served as our independent accountants during fiscal year 2008.

(2)	Includes fees of $149,310 paid to KPMG LLP while they served as our independent accountants during fiscal year 2008.
     Audit Fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor.

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     Tax Fees consist of fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning, tax consultation and tax advice.
     All other fees are fees billed for professional services that were not the result of an audit or review.
     The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor’s independence. Under the Audit Committee’s pre-approval policy, the terms and fees of the annual audit engagement require specific Audit Committee approval. Other types of service are eligible for general pre-approval. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific Audit Committee pre-approval. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.
     General pre-approval granted under the Audit Committee’s pre-approval policy extends to the fiscal year next following the date of pre-approval. The Audit Committee reviews and pre-approves services that the independent auditor may provide without obtaining specific Audit Committee pre-approval on an annual basis and revises the list of general pre-approved services from time to time. In determining whether to pre-approve audit or non-audit services (regardless of whether such approval is general or specific pre-approval), the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole and no one factor should necessarily be determinative. The Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for Audit Services and fees for Audit-Related Services, Tax Services and All Other Services.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
     The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2008 fiscal year was compatible with maintaining the independent accountant’s independence.

EXECUTIVE COMPENSATION –
COMPENSATION DISCUSSION AND ANALYSIS
     INTRODUCTION – We are committed to increasing shareholder value through profitable growth and the execution of specific strategies for each of our businesses. Superior performance by our executive officers and management team is essential to achieving that goal. To that end, we have designed our executive compensation program to attract, retain, motivate and reward a high-performing executive team.
     For the fiscal year ended April 30, 2008, our named executive officers (“NEOs”) consisted of the following current and former officers:
Current Officers

Alan M. Bennett	Chief Executive Officer
Becky S. Shulman	Senior Vice President and Chief Financial Officer
Steven Tait	President, RSM McGladrey Business Services, Inc.
Timothy C. Gokey	President, U.S. Tax Operations of H&R Block Services, Inc.
Thomas A. Allanson	President, HRB Digital LLC

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Former Officers

Mark A. Ernst	Former Chairman of the Board, President and Chief Executive Officer
William L. Trubeck	Former Executive Vice President and Chief Financial Officer
Robert E. Dubrish	Former Chief Executive Officer, Option One Mortgage Corporation
Marc West	Former Group President—Commercial Markets, H&R Block Management LLC
     EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES – Our philosophy is to link executive compensation closely to shareholder value creation. This linkage may be direct to total shareholder return, or to financial, operational, and individual measures that we believe ultimately drive shareholder value. We establish performance objectives, consistent with our business planning process, that reflect meaningful progress toward strategy execution and shareholder value creation. Our executive compensation programs are designed to achieve pay for performance and alignment with long-term shareholder interests.
     When determining the type and amount of executive compensation, we emphasize the direct elements of pay (current cash compensation and long-term, equity-based compensation) as opposed to other, more indirect pay programs (i.e., executive benefits and perquisites). We combine these components in a manner we believe delivers appropriate awards for contributing to current business results, while at the same time motivating our executives to enhance future business results. We determine the mix between cash compensation and long-term, equity-based compensation based on market competitiveness and what we believe will motivate our executive team to achieve our business objectives.
     The Compensation Committee works with compensation consultants to define the appropriate market for executive compensation and benchmark our executive compensation program against that market each year. We benchmark pay relative to a specific group of peer companies (the “Peer Group”) based on publicly disclosed information. We also review pay data from multiple survey sources, reflective of general industry pay levels for companies of relevant size, including the 25th, 50th and 75th percentile market pay data for each of the NEOs. For fiscal year 2008, these survey sources are the Hewitt TCM Executive Survey, the Mercer Benchmark Database Survey, the Towers Perrin CDB Executive Survey and the Wyatt Top Management Survey. The Compensation Committee reviews all data to confirm that the market references are appropriate for our business and the industries in which we compete for executive talent. For current and former NEOs, Peer Group data and survey data are considered to develop market references.
     Generally, our philosophy is for targeted total compensation to approximate the market median with a significant portion of pay tied to performance, although individual executive officers may have targeted total pay above or below market median to reflect factors such as experience, tenure, role, performance, etc. The Compensation Committee generally sets performance objectives such that the targeted level of total compensation can be achieved only when targeted business performance objectives are met. Consequently, executives may receive total compensation substantially above or below targeted levels depending upon business performance.
     PEER GROUP – The Compensation Committee reviews the Peer Group annually and revises the Peer Group as circumstances warrant. In light of our unique business portfolio in fiscal year 2008 (which consisted of tax services, mortgage services, investment services and business services), there was no true peer for compensation benchmarking purposes. Accordingly, we constructed a market reference of companies with (i) business lines similar to ours and (ii) of similar size, revenues, earnings and market capitalization. The Peer Group for fiscal year 2008 consisted of the following companies:

First American Corporation	Fiserv
Affiliated Computer Services	Marshall & Isley
Key Corporation	MBIA
Mellon Financial Corporation	Ceridian
Charles Schwab Corporation	Ambac Financial Group
Franklin Resources	Intuit
     We changed the Peer Group for fiscal year 2009, to reflect our current business and, in particular, our exit from the mortgage business in fiscal year 2008. Generally, we established an objective process for identifying

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service-oriented (as opposed to manufacturing) companies of relevant size. More specifically, we identified members of the S&P 1500 that fall within service-oriented categories under the Global Industry Classification Standards (“GICS”). We then narrowed this group to the 40 companies immediately adjacent to us in terms of annual revenue (20 larger and 20 smaller), subject to the following additional constraints: (i) market value approximately one half to twice our market value at the time; (ii) market-value-to-revenue ratio approximately one half to twice our ratio at the time of analysis; (iii) positive net income; and (iv) no more than 20% of the fiscal year 2009 Peer Group may fall within the financials sector as defined by GICS. The resulting Peer Group represents a broad spectrum of companies in service and service-related industries. Members of the 2009 Peer Group do not compete directly with us. We believe the 2009 Peer Group provides a reasonable guideline for the Committee’s use in determining compensation for our executives.
     The fiscal year 2009 Peer Group is as follows:

Gamestop	Wyndham Worldwide
Bed Bath & Beyond	Cincinnati Financial
McGraw-Hill Companies	Washington Post
Whole Foods Market	Old Republic International
Avery Dennison	Fiserv
Autozone	Abercrombie & Fitch
Starwood Hotels & Resorts	Cintas
P Pitney Bowes	Molex
Allied Waste Industries	Brinks
Ross Stores	Republic Services
Affiliated Computer Services	American Eagle Outfitters
Darden Restaurants	Protective Life
Advance Auto Parts	Tiffany & Co
Everest Re Group	Apollo Group Inc.
Fidelity National Information Services	Expedia
Robert Half	O’Reilly Automotive
Comerica	EW Scripps
M&T Bank	DST Systems
Legg Mason	Alliance Data Systems
Marshall & Isley	Equifax
     USE OF EXTERNAL CONSULTANTS – The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”) as an external compensation consultant for objective advice and assistance on executive compensation matters. Among other things, Semler Brossy advises the Committee on the assessment of market compensation levels, our pay positioning relative to the market, the mix of pay, incentive plan design, and other executive employment terms. Semler Brossy provides its advice based in part on prevailing and emerging market practices, as well as our specific business context. In fiscal year 2008, Semler Brossy performed no other services for the Company. The Compensation Committee has the right to terminate Semler Brossy’s services at any time.
     EXECUTIVE EVALUATION PROCESS – Our Compensation Committee normally reviews our CEO’s performance each year against the financial, strategic and individual objectives established previously by the Board of Directors. Based upon its review, the Compensation Committee makes recommendations to the Board of Directors (none of whom are employees of the Company or its subsidiaries) regarding the CEO’s compensation. The Board then determines the CEO’s compensation, taking into account the Compensation Committee’s recommendation and its own review of the CEO’s performance. During fiscal year 2008, we hired Alan M. Bennett to serve as our CEO on an interim basis until we hire a permanent CEO. Mr. Bennett’s compensation for fiscal year 2008 was established during the course of negotiating his interim employment arrangement and thus was not subject to our normal CEO evaluation process.
     Our Compensation Committee assesses the performance of other executive officers and approves the compensation of such officers, taking into account recommendations of the CEO. Our CEO and senior vice

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president of human resources assist the Compensation Committee in reaching compensation decisions regarding executives other than the CEO. In addition, the CEO (with input from our senior executives) develops recommendations for the Board’s approval regarding performance goals under our incentive compensation programs. Executive officers do not play a role in determining their own compensation, other than discussing their annual performance reviews with their supervisors.
     ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM – Our executive compensation program consists of four elements: base salary, short-term incentives, long-term incentives and benefits and perquisites. Each of our compensation elements fulfills one or more of our objectives of attracting, retaining, motivating and rewarding a high-performing executive team. These elements are evaluated by our Compensation Committee, which has authority to approve certain matters and makes recommendations to the Board regarding matters requiring Board approval (such as the compensation of our CEO and certain actions under plans in which the CEO participates). The Board takes these recommendations into account in making determinations.
     Base Salary – We establish and pay base salaries at levels designed to enable us to attract and retain superior executive talent and to reward executives for consistent high performance over a sustained time period. We determine executive base salaries based on the executive’s role, experience, and performance, as well as relative responsibilities within the Company and market data for similar positions.
     For fiscal year 2008, base salaries for our NEOs were as follows:

	Fiscal Year 2008	% Increase from
NEO	Salary	Fiscal Year 2007
Current Officers
Alan M. Bennett	$900,000	n/a
Becky S. Shulman	360,000	34.6%
Steven Tait	475,000	2.2%
Timothy C. Gokey	475,000	2.2%
Thomas A. Allanson	400,000	42.9%

Former Officers
Mark A. Ernst	900,000	4.7%
William L. Trubeck	500,000	5.3%
Robert E. Dubrish	500,000	0.0%
Marc West	400,000	36.5%
     Mr. Bennett was hired to serve as our Chief Executive Officer on an interim basis for the period beginning November 20, 2007 and ending on May 20, 2008 at a base salary of $450,000 for his employment term (annualized at $900,000 per year). The increase for Ms. Shulman reflects an increase in her responsibilities (and corresponding adjustment of $92,500 in base salary) associated with her election as our Chief Financial Officer in fiscal year 2008. The increases for Messrs. Tait and Gokey reflected a general increase to keep pace with market movement. The increase for Mr. Allanson reflects increased responsibilities and the increased strategic significance of the Company’s digital tax preparation business. The increase for Mr. Ernst reflected an adjustment to bring his salary closer to a market comparable level. The increase for Mr. Trubeck reflected both a general market increase and recognition of his performance in fiscal year 2007. Mr. Dubrish did not receive a salary increase due to the pending sale of Option One Mortgage Corporation (“OOMC”) and the retention award described on page 33. The increase for Mr. West reflected an increase in his responsibilities and the increased strategic significance of the Company’s commercial markets business.
     At their June 2008 meetings, the Compensation Committee approved the following base salaries for our NEOs who currently are officers, effective July 1, 2008:

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	Fiscal Year 2009	% Increase from
NEO	Salary	Fiscal Year 2008
Alan M. Bennett	$ n/a	n/a
Becky S. Shulman	381,600	6.0%
Steven Tait	486,875	2.5%
Timothy C. Gokey	490,200	3.2%
Thomas A. Allanson	412,000	3.0%
     In May 2008, Mr. Bennett’s employment term was extended on an “at will” basis at the same annual rate of base salary until the Company’s hiring of a permanent chief executive officer. The increase for Ms. Shulman reflected both a general market increase and recognition of her performance in fiscal year 2008. The increases for Messrs. Tait, Gokey and Allanson reflect a general increase to keep pace with market movement.
     Short-Term Incentive Compensation – Our short-term incentive (“STI”) compensation program is designed to reward executives for achieving pre-established annual financial and strategic objectives and, in some cases, individual performance objectives. The financial performance goals are based on our fiscal year business plan, which is developed by the CEO (with input from other senior executives) and approved by the Board. Performance targets in general are tied directly to the business plan. Threshold and maximum performance goals are set above and below the target goals to establish an appropriate relationship between changes in performance and changes in pay. Each year, the Compensation Committee reviews the financial performance goals and other strategic performance objectives for use under the STI compensation program for the following year.
     We pay STI compensation following completion of our fiscal year, and generally pay STI compensation only to the extent the Company (or applicable business unit) has met the applicable financial and strategic performance objectives previously reviewed and approved by the Compensation Committee for business unit-level executives and by the Board for corporate-level executives. Prior to payment, the Compensation Committee reviews and approves the STI compensation payouts for business unit-level executives, and the Board (based on Compensation Committee recommendations) reviews and approves STI compensation payouts for corporate-level executives. STI compensation payouts can range from 0% to 200% of the target award based on actual performance against previously established objectives.
     STI compensation payouts generally are paid in cash. Any payouts in excess of 150% of the targeted payouts (“Restricted Stock STI Payouts”) are paid in restricted shares of our common stock under terms and restrictions identical to those of restricted stock awarded as long-term incentive compensation as described below. The amount of restricted stock awarded is calculated by dividing the cash value of the applicable incentive compensation by the last reported closing price for our common stock as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year (the date on which we award restricted stock each year). We pay Restricted Stock STI Payouts to provide an incentive for sustained high performance over an extended time period.
     Actions Pertaining to Fiscal Year 2008 STI Compensation. In June 2007, the Compensation Committee recommended and the non-employee members of the Board approved the fiscal year 2008 STI performance criteria and objectives for corporate-level executive officers:

Criteria	Target	Weight
Corporate Earnings Per Share—Continuing Operations	$1.35	30.0%

Consolidated Pretax Earnings—Continuing Operations (in millions)	$760.2	20.0%

Consolidated Revenue—Continuing Operations (in millions)	$4,318	20.0%

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Criteria	Target	Weight
Business Services Pre-Tax Earnings—Continuing Operations (in millions)	$73.9	10.0%

Professional Services Tax Clients (in thousands)	18,393	15.0%

Digital Tax Clients (paid) (in thousands)	4,986	5.0%

		100%

     These criteria were selected because they were believed to represent the key corporate and business unit drivers of shareholder value for fiscal year 2008. This performance framework recognizes the importance of consolidated revenues, pre-tax earnings and earnings per share (“EPS”) and also focuses our corporate-level executives on our key strategic business units. In approving these criteria, the Board retained the right to re-examine the criteria if (i) OOMC was not sold by September 30, 2007 or (ii) discontinued operations’ performance for fiscal year 2008 differed significantly from that contemplated by our fiscal year 2008 plan.
     For business unit-level NEOs, STI performance criteria were weighted more towards business unit performance, with 20% of targeted STI compensation tied to corporate EPS from continuing operations and 80% based on business unit performance criteria (such as pre-tax earnings and client growth) and strategic objectives. This framework reflects the greater and more direct impact of unit-level executives on their business units. These criteria were selected as the key corporate and business unit drivers of shareholder value.
     Our agreement to sell OOMC was terminated in fiscal year 2008, and our discontinued operations performance for fiscal year 2008 was significantly worse than contemplated by our fiscal year 2008 plan. Accordingly, the Board (based on the Compensation Committee’s recommendation) re-examined and adjusted the fiscal year 2008 STI performance criteria and objectives to eliminate any payout pertaining to our corporate EPS from continuing operations and consolidated pretax earnings from continuing operations. This elimination (and corresponding reduction to our NEOs’ STI program payouts) was made in consideration of our substantial losses on a consolidated basis and the corresponding adverse impact on shareholder value generated by our discontinued operations in fiscal year 2008. The table below provides (i) the target-level payout under our 2008 STI program for our NEOs (the target-level payout for Ms. Shulman is prorated to reflect Ms. Shulman’s assumption of increased responsibilities in being appointed as our chief financial officer in fiscal year 2008), (ii) the payout that would have occurred under our original 2008 STI performance criteria and objectives and (iii) awards actually paid based on performance against previously established 2008 STI program performance objectives (as subsequently adjusted by the Board):

	Target
	Opportunity		Original
	(% of Base	Target	Criteria	Actual
NEO	Salary)	Opportunity	Payout	Award
Current Officers
Alan A. Bennett	n/a	n/a	n/a	n/a
Becky S. Shulman	41.67%	$150,000	$215,250	$122,550
Steven Tait	70%	332,500	559,664	465,500
Timothy C. Gokey	70%	332,500	599,165	505,068
Thomas A. Allanson	60%	240,000	284,880	216,960

Former Officers
Mark A. Ernst	n/a	n/a	n/a	n/a
William L. Trubeck	n/a	n/a	n/a	n/a
Robert E. Dubrish	n/a	n/a	n/a	n/a
Marc West	60%	240,000	n/a	240,000

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     For fiscal year 2008, actual STI compensation payouts for Messrs. Tait and Gokey were greater than targeted payouts primarily because pre-tax earnings for their respective business units exceeded the corresponding pre-established performance targets. Actual fiscal year 2008 STI compensation payouts for Mr. Allanson and Ms. Shulman were less than targeted payouts because the corporate EPS from continuing operations and consolidated pretax earnings from continuing operations components of the STI performance criteria were eliminated. Mr. Bennett did not receive a payout under the 2008 STI program. Instead, Mr. Bennett received a guaranteed bonus pursuant to his employment contract, as described in “Other Awards” below. Mr. West’s STI compensation payout was contractually stipulated by his severance agreement.
     In June 2008, the Compensation Committee approved a discretionary short-term incentive award to Ms. Shulman of $50,000. This award was paid in recognition of Ms. Shulman’s efforts regarding our improved capital structure, funding of our working capital requirements through our tax season and the sale of the OOMC servicing business during fiscal year 2008.
     Actions Pertaining to Fiscal Year 2009 STI Compensation. At their June 2008 meetings, the Compensation Committee recommended and the Board approved fiscal year 2009 target STI opportunities for our corporate-level NEOs, and our Compensation Committee approved target STI opportunities for our business unit-level NEOs as follows:

	Target
	Opportunity
	(% of Base	Target
NEO	Salary)	Opportunity
Alan M. Bennett	n/a	n/a
Becky S. Shulman	60%	$220,320
Steven Tait	70%	340,813
Timothy C. Gokey	70%	343,140
Thomas A. Allanson	60%	247,200
     These target opportunities are intended to place a significant portion of our NEOs’ fiscal year 2009 total cash compensation at risk with company performance, thereby aligning our NEOs’ compensation with shareholder interests. These target opportunities are also intended to provide competitive total compensation opportunities within our pay positioning context discussed earlier.
     The Compensation Committee approved and recommended for Board approval consolidated net income and tax segment professional services client growth as fiscal year 2009 STI performance criteria for our corporate-level NEOs. The Compensation Committee also approved the 2009 STI performance criteria for business unit-level NEOs, which typically include consolidated net income and business-unit-specific criteria such as business-unit-level net income and client growth or revenue growth targets. These criteria were selected as the key corporate and business unit drivers of shareholder value. The performance targets were established at levels such that executives will receive a target-level payout if we meet our fiscal year 2009 business plan goals. The fiscal year 2009 business plan goals are broadly consistent with financial performance guidance announced publicly in June 2008.
     Long-Term Incentive Compensation – We pay equity-based compensation to encourage stock ownership by our executive officers and to provide executives an economic interest in increasing shareholder value over the long term, thereby aligning executive and shareholder interests. We also use equity-based compensation to encourage retention by providing for equity-based compensation to vest over multi-year periods. We believe that our equity-based compensation is effective in attracting, retaining, and rewarding executives and key employees.
     Equity-based compensation is awarded at the Board’s discretion, taking into account the Compensation Committee’s recommendations. We generally award equity-based compensation on an annual basis as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed

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fiscal year. From time to time we award equity-based compensation as part of an employment offer or promotion or, in certain limited instances, as a special award. The amount of equity-based compensation awarded is based on the executive’s level of responsibility, performance and long-term potential. The award amount is also guided by market data for positions of similar scope and responsibility.
     Our NEOs receive equity-based compensation in the form of stock options and performance shares. In addition, our NEOs may occasionally receive grants of restricted stock. In fiscal years 2008 and 2009, our NEOs received a mix of equity-based compensation consisting of approximately 75% of value in stock options and 25% of value in performance shares, respectively. The Compensation Committee weighted the mix of these awards to be consistent with our objective of providing compensation that is appropriately balanced from an at-risk perspective. We weight the mix of equity-based compensation so that our NEOs receive a greater portion of long-term value in stock options and performance shares (rather than restricted shares) to more closely align their pay with company performance.
     The forms of equity-based compensation, which are delivered pursuant to our 2003 Long-Term Executive Compensation Plan, are as follows:
     Stock Options – We generally grant stock options annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year. In cases of grants for new hires, promotions and special awards, options are awarded as of the first trading day of the month following the month during which the hiring, promotion or special award occurred. Option exercise prices are set at the closing price of the stock on the date of grant and the options expire after ten years. Options granted in fiscal year 2008 generally become exercisable (i) over a three-year period in one-third increments or (ii) if earlier, upon occurrence of a “change of control” of the Company as explained below. We do not re-price previously granted options.
     Performance Shares – Beginning in fiscal year 2007, a targeted number of performance shares are awarded annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year. A participating executive has the opportunity to receive between 0.5 times and 1.5 times the target number of performance shares based on performance against a pre-established objective. The 1.5 times maximum opportunity provides an incentive for driving significant shareholder value over the long-term. We limited the range of payout to 0.5 to 1.5 times the target number of shares to recognize the complexities of setting and achieving performance objectives over the long term. In addition, the actual value of shares earned is affected directly by our share price at the end of the performance period.
     Performance shares vest after three years (pursuant to performance against pre-established objectives) and are contingent upon the recipient remaining employed with the Company throughout the three-year performance period. Performance shares are settled upon vesting using shares of our common stock and do not pay dividends during the vesting period. Instead, dividend equivalents are carried as fractional performance shares until vesting, at which time they are settled as additional shares of common stock. Unvested performance shares do not carry voting rights. Shares earned through achievement of performance objectives carry voting rights once the shares are paid out.
     Performance shares granted in fiscal year 2008 for corporate-level executives and unit-level executives in Tax Services will be earned based on our relative total shareholder return for the three-year period ending April 30, 2010. Relative total shareholder return will be measured against the S&P 500 at the following parameters:
▪	The maximum number of shares (1.5 times the target award) for relative total shareholder return at or above the 70th percentile (representing part of an above-market pay package);

▪	The target number of shares for relative total shareholder return at the 50th percentile (representing part of an at-market pay package); and

▪	The minimum number of shares (0.5 times the target award) for relative total shareholder return at the 30th percentile or below (representing part of a below-market pay package).

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     Performance shares granted in fiscal year 2008 to Business Services executives will be earned based on the following cumulative earnings targets: (i) maximum shares earned (1.5 times target) for cumulative earnings from continuing operations before income taxes for fiscal years 2008 through 2010 of $300 million, (ii) target shares earned (1.0 times target) for cumulative earnings from continuing operations before income taxes for fiscal years 2008 through 2010 of $245 million, and (iii) minimum shares earned (0.5 times target) for cumulative earnings from continuing operations before income taxes for fiscal years 2008 through 2010 of $220 million. We believe that using business unit performance objectives, rather than relative total shareholder return, is more appropriate for our smaller business units because senior executives in these business units have a greater impact upon their business unit results.
     Awards will be linearly interpolated for performance between minimum and target or between target and maximum as defined above.
     Restricted Stock — Restricted stock is granted annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year and, in certain cases, upon hiring or promotion or as a special award. Restrictions on restricted stock granted in fiscal year 2008 lapse over a three-year period in one-third annual increments beginning on the first anniversary of the date of issuance. Prior to the lapse of restrictions, restricted stock may not be transferred and is in most cases forfeited upon cessation of employment. Restricted stock recipients receive cash dividends on unvested restricted stock on the same basis as if such stock were unrestricted. Restricted stock recipients may vote unvested restricted stock shares at shareholders meetings. In fiscal year 2008, Ms. Shulman was the only NEO to receive restricted stock. She received two restricted stock awards, the first award of 2,160 shares to provide a retention incentive and a second award of 10,275 shares upon her election as our Chief Financial Officer.
     In June 2007, our NEOs were granted stock options and performance shares (for the fiscal year 2008 through the fiscal year 2010 performance period) in the following amounts:

	Securities
	Underlying	Performance
Name	Options	Shares
Current Officers
Alan M. Bennett	n/a	n/a
Becky S. Shulman	41,945	2,675
Steven Tait	80,000	15,000
Timothy C. Gokey	125,000	15,000
Thomas A. Allanson	200,000	15,000

Former Officers
Mark A. Ernst	425,000	36,000
William L. Trubeck	125,000	15,000
Robert E. Dubrish	—	—
Marc West	100,000	15,000
     The stock options are exercisable at a price of $23.37 per share (the date-of-grant closing price on June 30, 2007). The performance shares for Messrs. Gokey, Allanson, Ernst, Trubeck and West and Ms. Shulman vest after three years, with the actual number of performance shares to be received depending on our relative total shareholder return as compared to the S&P 500 as described above. The performance share terms for Mr. Tait provide for vesting after three years, with the actual number of performance shares Mr. Tait will ultimately receive depending on our Business Services segment cumulative net earnings (excluding discontinued operations for fiscal year 2008) for the three fiscal years ending on April 30, 2010.
     In addition to the stock option grants to our NEOs described above, Mr. Bennett was granted a stock option to purchase 150,000 shares of common stock in connection with his employment with the Company as our

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interim chief executive officer. The stock option is exercisable at a price of $19.46 per share (the date-of-grant closing price on December 3, 2007), vests as of May 20, 2008 (the expiration of Mr. Bennett’s term of employment), and expires on December 3, 2012. The Board granted this stock option as part of an overall compensation package intended to recruit and attract Mr. Bennett to serve as our chief executive officer through May 20, 2008. The amount of the stock option grant, and its related terms, took into account Mr. Bennett’s level of responsibility as well as the challenges facing the Company at the time Mr. Bennett assumed the chief executive officer role.
     In June 2008, our NEOs who are currently officers were granted stock options and performance shares in the following amounts:

	Securities
	Underlying	Performance
Name	Options	Shares
Current Officers
Alan M. Bennett	n/a	n/a
Becky S. Shulman	96,401	5,463
Steven Tait	115,681	6,556
Timothy C. Gokey	173,522	9,834
Thomas A. Allanson	134,961	7,649
     The stock options are exercisable at a price of $       per share (the date-of-grant closing price on July 3, 2008). The performance shares for Ms. Shulman and Messrs. Gokey and Allanson vest after three years, with the actual number of performance shares to be received depending on our relative total shareholder return as compared to the S&P 500 as described above. The performance share terms for Mr. Tait provide for vesting after three years, with the actual number of performance shares Mr. Tait will ultimately receive depending on our Business Services segment cumulative net earnings for the three fiscal years ending on April 30, 2011. The increase in the number of options and performance shares awarded to Ms. Shulman reflect her increased responsibilities in being appointed as our chief financial officer in fiscal year 2008. The increase in the number of options and decrease in performance shares for Messrs. Tait and Gokey is due primarily to shifting the mix of equity-based compensation for our NEOs so that stock options uniformly comprise 75% of the value of equity-based compensation. The decrease in the number of options and performance shares for Mr. Allanson in fiscal year 2008 is due to a special one-time increased equity-based compensation award in fiscal year 2007 that reflected Mr. Allanson’s increased responsibilities and the increased strategic significance of the Company’s digital tax preparation business.
     Compensation “Clawback” Policy – In the event of a restatement to our financial results, the Board has the authority to seek reimbursement of any portion of performance-based or incentive compensation paid, vested or awarded in any previous year that is greater than would have been paid or awarded if calculated based on the restated financial results.
     Benefits – We provide certain benefits to all full-time employees such as: employer matching contributions to our qualified retirement plans; an employee stock purchase plan that permits purchases of our common stock at a discount; life insurance; and health and welfare benefit programs. Benefits for executives generally are the same as benefits for all other full-time employees, except that executive officers and certain key employees may participate in our executive survivor plan and deferred compensation plan. We believe our executive benefit program is generally conservative relative to market practice, which is consistent with our philosophy to emphasize the direct elements of our executive compensation program.
     Our executive survivor plan is a life insurance plan that provides death benefits up to three times the participating executive’s salary. The death benefits are payable to beneficiaries designated by the participating executives.

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     Our deferred compensation plan is designed to build retirement savings by offering participants the opportunity to defer salary and short-term incentive compensation. We contribute an annual match to the plan equal to 100% of the first 5% of aggregate salary and bonus deferred to the plan and our qualified retirement plans, less any employer matching contributions made previously to one of our qualified retirement plans for that year. Company contributions vest (i) over a ten-year period starting from the date an executive officer first participates in the plan and (ii) upon a change in control. Gains or losses are posted to a participant’s account pursuant to his or her selection of various investment alternatives. The plan benefits are paid following termination of employment, except in cases of disability or hardship.
     Perquisites – We generally provide minimal perquisites to our senior executive officers. These perquisites consist primarily of reimbursements for tax preparation fees and reimbursements for physical examinations. We own a fractional interest in a private aircraft for executives and directors to use for business travel purposes. Personal use of this private aircraft is limited to our chief executive officer as approved by the Board in advance or pursuant to a contractual arrangement approved by the Board. Our chief executive officer reimburses us for this personal use at the same contractual rate we are charged, except to the extent provided otherwise pursuant to a contractual arrangement approved by the Board. We believe our overall executive perquisites are conservative relative to broader market practice.
     In connection with hiring Mr. Bennett to serve as our interim chief executive officer, we agreed to provide Mr. Bennett the following perquisites: (i) reasonable and customary furnished housing when Mr. Bennett is in Kansas City for company business; (ii) use of our private aircraft for one round trip per week between Mr. Bennett’s personal residences and Kansas City; (iii) additional compensation necessary to gross up the foregoing housing and private aircraft benefits to cover anticipated income and employment tax liabilities; (iv) rental car usage while Mr. Bennett is at our headquarters; and (v) reimbursement for any out-of-network charges Mr. Bennett may incur while in Kansas City on company business under the terms of his current retiree medical program. We provided these perquisites in recognition that it would not be practical for Mr. Bennett to relocate to Kansas City during his likely short-term tenure as our interim chief executive officer. We also provided these perquisites with a view to recruit and attract Mr. Bennett to serve as our interim chief executive officer.
TERMINATION OF EMPLOYMENT AND SEVERANCE ARRANGEMENTS –
     Severance – We provide severance compensation and health and welfare benefits under the H&R Block Severance Plan (the “Severance Plan”) to certain executives whose employment is involuntarily terminated in certain instances. We offer the Severance Plan as a tool for attracting and retaining talented executives and structure the Severance Plan to be generally consistent with competitive market practice. In addition, we may from time to time as circumstances warrant pay severance compensation and related benefits over and above benefits provided by the Severance Plan.
     Under the Severance Plan, an employee who is involuntarily terminated will qualify for compensation and benefits under our severance plan unless (i) the employee was offered a comparable position, (ii) the termination resulted from a sale of assets or other corporate acquisition or disposition, (iii) the employee’s position was redefined to a lower salary rate, (iv) the employee was terminated for “cause,” or (v) the employee’s employment contract was not renewed. Executive officers with employment agreements receive severance pay based upon the number of years of service as defined in their employment agreement. Otherwise, an executive receives one month’s salary as severance pay for each year of service, subject to a minimum of 6 months’ severance pay and a maximum of 18 months’ severance pay. In addition, executive officers receive a pro-rated payment of short-term incentive compensation at the target pay-out rate, based on the executive’s years of service. The Severance Plan also provides for (i) stock options that would have vested within 18 months after termination to vest as of the termination date and (ii) restrictions on restricted shares that would have lapsed within six months after termination to lapse as of the termination date. Pursuant to the Severance Plan, employees may exercise stock options vested as of the termination date for a period following termination generally not exceeding fifteen months.

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     We paid severance compensation to four of our NEOs during fiscal year 2008—Mark A. Ernst (former Chairman of the Board, President and Chief Executive Officer), William L. Trubeck (former Executive Vice President and Chief Financial Officer), Robert E. Dubrish (former Chief Executive Officer of OOMC) and Marc West (former Group President—Commercial Markets of H&R Block Management LLC) . Mr. Ernst’s severance arrangement provided for a total lump sum payment of approximately $2,553,000, as well as COBRA continuation coverage at the Company’s expense through June 30, 2009 and $1,350 per month thereafter until December 2010. In addition, (i) 762,925 previously granted stock options vested and became exercisable as of December 31, 2007 until September 30, 2009 or their earlier expiration, (ii) restrictions on 10,000 shares of previously awarded H&R Block, Inc. common stock terminated as of December 31, 2007, resulting in such shares becoming fully vested, (iii) approximately 16,500 performance shares will be paid out to Mr. Ernst, depending on our ultimate performance for the three-year period ending June 30, 2009 and (iv) previously unvested Company contributions to Mr. Ernst’s deferred compensation plan account became fully vested.
     Mr. Trubeck’s severance arrangement provided for (i) a lump-sum cash severance payment of $900,600, (ii) COBRA continuation coverage through December 31, 2008, (iii) full vesting for 200,000 previously unvested outstanding stock options, with such stock options remaining exercisable through March 31, 2009 or their earlier expiration, (iv) termination of restrictions on 4,667 shares of previously granted restricted stock, (v) a payout of approximately 7,500 performance shares depending on our performance for the three-year period ending June 30, 2009, and (vi) full vesting of previously unvested Company contributions under our deferred compensation plan.
     Mr. Dubrish’s severance compensation is pursuant to the Severance Plan. Under the Severance Plan, Mr. Dubrish is to receive a $1,072,009 severance payment, paid in semi-weekly or bi-monthly installments over a twelve-month period and is to participate in various health and welfare benefits pursuant to the Severance Plan.
     Mr. West’s severance arrangement provided for (i) a severance payment of $640,000 over a twelve-month period, (ii) participation in various health and welfare benefit plans pursuant to the Severance Plan, (iii) full vesting for 136,000 previously unvested outstanding stock options, with such stock options remaining exercisable through various selected dates, (iv) termination of restrictions on 1,334 shares of previously granted restricted stock, (v) a payout of approximately 6,000 performance shares depending on our performance for three-year performance period ending June 30, 2009, (vi) outplacement services for 12 months, and (vii) full vesting of previously unvested Company deferred compensation plan contributions.
     The severance compensation to Messrs. Ernst, Trubeck, Dubrish and West was awarded in consideration of (i) transition assistance, (ii) agreements not to engage in certain competitive activities, (iii) agreements not to recruit, solicit or hire certain of our employees, and (iv) a mutual general release of claims. We believe these severance arrangements are conservative relative to the market, provided for a smooth management transition and minimized management distraction.
     A table showing potential severance payments to our NEOs is located on page 45 in this proxy statement. We believe that the benefits our NEOs would receive under severance scenarios are conservative relative to the market.
     Change-in-Control Provisions – Our NEOs generally are parties to employment agreements that provide for payment of compensation and benefits in certain instances upon a “change in control.” In addition, certain unvested benefits under our compensation programs accelerate upon a “change in control.” These change-in-control provisions (including the events that would trigger change-in-control compensation and benefits) are described on pages 41 through 47 in this proxy statement. We provide these change-in-control benefits as a means to attract and retain talented executives.
     Once each year, our Compensation Committee reviews all components of compensation for our CEO and other highly compensated executive officers. This review encompasses all forms of compensation, including base salary, short-term incentives, long-term incentives, and other vested benefit payouts, as well as amounts

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pursuant to retirement and non-qualified deferred compensation plans. As a part of this process, the Compensation Committee also reviews tally sheets of executive termination costs for each of these executive officers, including payments upon any “change in control.” Further information regarding payments upon a change in control and other termination scenarios is provided on pages 45 through 47 in this proxy statement.
     OTHER AWARDS – In certain instances, we award compensation to executives in the form of retention awards and sign-on awards when we believe it is in our best interests and our shareholders’ best interests. We offer retention awards in limited instances where there is a strong likelihood that an executive may leave and retention of the executive is critical to achieving a particular business objective. The most common instance in which we offer retention awards is when we sell or dispose of a business. These awards are designed to retain critical employees through the sale and in some instances for a short transition period following the sale.
     During fiscal year 2007, Mr. Dubrish was offered a retention award in connection with our announced plans to pursue strategic alternatives for OOMC. Under this award, Mr. Dubrish was to receive a retention payment of approximately $750,000 if he remained employed with OOMC through the date OOMC was sold. The payment was to be in the form of accelerated vesting of previously awarded unvested restricted shares held by Mr. Dubrish at the sale date with the remaining payment being paid in cash. We have determined that Mr. Dubrish did not meet the conditions to receiving this retention award and, accordingly, have not made the retention payment to Mr. Dubrish.
     We occasionally offer sign-on awards as a means to attract executives. These awards are typically offered in negotiating employment terms and generally are in the form of guaranteed bonuses in the initial year of employment or grants of equity-based compensation such as stock options or restricted stock. Pursuant to his employment agreement, Mr. Bennett was paid a guaranteed bonus of $562,500 for serving as our interim chief executive officer through the end of his employment term on May 20, 2008.
     STOCK OWNERSHIP GUIDELINES – We believe that our executive officers should have a significant financial stake in the Company to ensure that their interests are aligned with those of our shareholders. To that end, we have adopted stock ownership guidelines that define ownership expectations for certain executive officers. Under these guidelines, executive officers are expected to own shares at the following minimum levels:

Number of shares
Chief Executive Officer	200,000
Chief Operating Officer	90,000
Chief Financial Officer; Major strategic business unit presidents	45,000
All other designated officers	15,000
     Executive officers subject to the Company’s executive stock ownership guidelines generally are in compliance, or are progressing toward compliance, with the guidelines. Each of our current NEOs other than Mr. Bennett (who is serving on an interim basis and is thus not subject to the guidelines) are progressing toward compliance with the guidelines. In instances where an executive fails to comply with stock ownership guidelines levels within five years, our CEO may prohibit the executive from selling shares acquired through the vesting of restricted shares or performance shares and may require the executive to utilize net cash bonuses to purchase shares. The Compensation Committee and our CEO review annually each executive’s progress toward meeting the stock ownership guidelines.
     ACCOUNTING FOR STOCK-BASED COMPENSATION – We recognize stock-based compensation expense for the issuance of stock options, restricted stock, and performance shares, as well as stock purchased under our employee stock purchase plan pursuant to Statement of Financial Accounting Standards No. 123(R), “Stock-Based Payment.” Under this accounting methodology, we recognize stock-based compensation expense for the issuance of stock options, restricted stock, performance shares and shares under our employee stock purchase plan on a straight-line basis over applicable vesting periods.
     TAX CONSIDERATIONS – We believe it is in our shareholders’ best interest to maximize tax deductibility when appropriate. Section 162(m) of the Internal Revenue Code limits to $1 million our federal income tax

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deduction for compensation paid to any of our NEOs, subject to certain transition rules and exceptions for certain performance-based compensation. We have designed the H&R Block Executive Performance Plan and portions of our equity-based compensation so that such compensation would be deductible under Section 162(m), although individual exceptions may occur. Nevertheless, the Compensation Committee may recommend for Board approval non-deductible compensation when it believes it is in our shareholders’ best interest, balancing tax efficiency with long-term strategic objectives.
     Our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they comply with Section 409A.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 proxy statement.
COMPENSATION COMMITTEE
Tom D. Seip, Chairman
Henry F. Frigon
Roger W. Hale
L. Edward Shaw, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION –
The following non-employee directors serve on the Compensation Committee of the Board of Directors: Tom D. Seip (Chairman), Henry F. Frigon, Roger W. Hale and L. Edward Shaw, Jr. No directors on the Compensation Committee (a) are or have been officers or employees of the Company or any of its subsidiaries, or (b) had any relationships requiring disclosure in the proxy statement.

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SUMMARY COMPENSATION TABLE –
The following table sets forth for the fiscal year ended April 30, 2008 the compensation paid to or earned by the Company’s principal executive officer and principal financial officer, each of the Company’s three highest paid executive officers (other than the principal executive officer and principal financial officer) who were serving as an executive officer of the Company at the end of such fiscal year, the Company former’s principal executive officer (Mr. Ernst) and former principal financial officer (Mr. Trubeck), and two additional executive officers (Mr. Dubrish and Mr. West) who each would have been included as one of the three other highest paid executive officers, but for the fact neither was serving as an executive officer as of April 30, 2008 (collectively, the “Named Executive Officers”).

								Non-Equity
						Stock	Option	Incentive Plan	All Other
	Fiscal	Salary				Awards	Awards	Compensation	Compensation
Name and Principal Position	Year(1)	($)(2)		Bonus		($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

Alan M. Bennett, Chief Executive Officer(7)	2008	405,682		—		—	448,502	—	504,583	1,358,767

Becky S. Shulman, Chief Financial Officer	2008	272,292		50,000	(8)	254,317	155,358	122,550	24,958	879,475

Timothy C. Gokey, President, U.S. Tax Operations of H&R Block Services, Inc.(7)	2008 2007	473,333 457,500		— —		412,799 457,533	657,480 661,736	505,068 296,205	46,893 43,541	2,095,573 1,916,515

Thomas A. Allanson President, HRB Digital LLC(7)	2008	380,000		—		317,016	357,315	216,960	21,730	1,293,021

Steven Tait, President, RSM McGladrey Business Services, Inc.(7)	2008 2007	475,001 465,001		— —		298,214 282,748	541,115 550,189	465,500 —	30,954 55,932	1,810,784 1,353,870

Mark A. Ernst,	2008	698,045	(10)	—		668,706	4,315,841	—	2,613,136	8,295,728
Former Chief Executive Officer(9)	2007	860,000		—		753,162	1,687,494	236,500	67,880	3,605,036

William L. Trubeck,	2008	389,727		—		362,323	1,285,080	—	940,526	2,977,656
Former Chief Financial Officer(11)	2007	473,083		—		403,637	652,807	83,125	56,358	1,669,010

Robert E. Dubrish, Former Chief Executive Officer, Option One Mortgage Corporation(12)	2008 2007	392,308 505,930		— —		165,857 344,407	1,045,032 915,136	— —	303,310 37,520	1,906,507 1,802,993

Marc West, Former Group President, Commercial Markets(13)	2008	381,666		—		244,602	420,707	240,000	21,483	1,308,458

NOTES:

(1)	Compensation for fiscal year 2007 is included for only those Named Executive Officers who were also named executive officers of the Company for fiscal year 2007 (Messrs. Gokey, Tait, Ernst, Trubeck and Dubrish).

(2)	Each of the Named Executive Officers, except for Ms. Shulman and Messrs. Bennett, Allanson and West, deferred a portion of their fiscal year 2008 salaries under the Deferred Compensation Plan for Executives, which is included in the Nonqualified Deferred Compensation Table on page 40 of this proxy statement. Each of the Named Executive Officers contributed a portion of their salary to the Company’s 401(k) savings plan, the H&R Block Retirement Savings Plan.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for the fair value of restricted shares of the Company’s common stock and performance shares granted pursuant to the Company’s 2003 Long-Term Executive Compensation Plan during fiscal year 2008 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information concerning restricted stock and performance shares valuation assumptions, refer to Item 8, Note 12 “Stock-Based Compensation” of the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2008, as filed with the SEC. During fiscal year 2008, the following Named Executive Officers forfeited restricted shares of the Company’s common stock (valuations were determined in accordance with the foregoing valuation assumptions): Mr. Ernst—36,000 shares with a value of $841,320; Mr. Trubeck—15,000 shares with a value of $350,550; and Mr. Dubrish—4,667 shares with a value of $136,813 and 15,000 shares with a value of $359,100 (such shares were forfeited based on Mr. Dubrish’s failure to meet conditions to receive the retention award described on page 33 of this proxy statement).

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008 for the fair value of stock options granted during fiscal year 2008 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information concerning

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option valuation assumptions, refer to Item 8, Note 12 “Stock-Based Compensation” of the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2008, as filed with the SEC. During fiscal year 2008, Mr. Trubeck forfeited 41,667 stock options with a value of $186,251 (as determined in accordance with the foregoing valuation assumptions).

(5)	This column represents amounts awarded and earned under the Company’s short-term incentive compensation programs, as discussed on page 25 of this proxy statement.

(6)	For fiscal year 2008, these figures include the following: (a) the insurance premiums paid by the Company with respect to term life insurance maintained by the Company for the benefit of each of the Named Executive Officers of $641 (Mr. Ernst), $365 (Mr. Bennett), $356 (Mr. Trubeck), $294 (Ms. Shulman), $2,324 (Mr. Dubrish), $486 (Mr. Tait), $511 (Mr. Gokey), $410 (Mr. Allanson), and $413 (Mr. West); (b) dollar value of tax preparation and advice provided by the Company to Ms. Shulman in the amount of $704 and to Mr. West in the amount of $887; (c) payment by the Company for participation in the Company’s group legal plan of $34 (Mr. Dubrish), $40 (Mr. Allanson), and $40 (Mr. Tait); (d) the Company’s matching contributions under the Company’s Deferred Compensation Plan for Executives of $44,575 (Mr. Ernst), $17,425 (Mr. Trubeck), $6,596 (Ms. Shulman), $13,750 (Mr. Dubrish), $12,333 (Mr. Tait), and $27,060 (Mr. Gokey); (e) the Company’s matching contributions under the H&R Block Retirement Savings Plan (“RSP”) of $5,899 (Mr. Ernst), $7,500 (Mr. Bennett), $7,040 (Mr. Trubeck), $11,927 (Ms. Shulman), $8,846 (Mr. Dubrish), $11,568 (Mr. Tait), $11,392 (Mr. Gokey), $13,250 (Mr. Allanson), and $15,587 (Mr. West); (f) restricted stock dividends of $6,900 (Mr. Ernst), $4,440 (Mr. Trubeck), $5,052 (Ms. Shulman), $3,201 (Mr. Dubrish), $3,705 (Mr. Tait), $5,550 (Mr. Gokey), $5,270 (Mr. Allanson), and $2,595 (Mr. West); (g) severance pay of $2,553,096 (Mr. Ernst), $900,600 (Mr. Trubeck), and $206,156 (Mr. Dubrish); (h) relocation expenses paid on behalf of Mr. Bennett in the amount of $5,544; (i) vacation pay to Mr. Dubrish in the amount of $67,308; (j) the economic value of the death benefit provided by the Company’s Executive Survivor Plan (“ESP”) of $2,025 (Mr. Ernst), $10,665 (Mr. Trubeck), $385 (Ms. Shulman), $1,691 (Mr. Dubrish), $2,822 (Mr. Tait), $2,380 (Mr. Gokey), $2,760 (Mr. Allanson), and $2,001 (Mr. West); (k) payment by the Company on Mr. Bennett’s behalf of the incremental cost for personal use of the Company’s Net Jet aircraft share by Mr. Bennett ($435,630), which includes variable costs incurred as a result of personal flight activity, such as hourly charges for each flight, fuel charges, applicable taxes and miscellaneous fees. It excludes non-variable costs, such as the Company’s monthly management fee and insurance fees; (l) payment by the Company on Mr. Bennett’s behalf of Mr. Bennett’s housing expenses in Kansas City, Missouri ($18,748); (m) tax gross ups provided to Mr. Bennett by the Company related to Mr. Bennett’s imputed income resulting from payments by the Company on Mr. Bennett’s behalf for (i) his personal use of the Company’s Net Jet aircraft share ($17,733) and (ii) his housing expenses in Kansas City, Missouri ($13,602); and (n) payment by the Company on Mr. Bennett’s behalf of Mr. Bennett’s rental car expenses in Kansas City, Missouri ($5,461). The imputed income reported from the ESP represents the portion of the premium paid by the Company pursuant to the ESP that is attributable to term life insurance coverage for the executive officer. The ESP provides only an insurance benefit with no cash compensation element to the executive officer.

(7)	Messrs. Bennett, Gokey, Allanson and Tait are parties to employment agreements with indirect subsidiaries of the Company that provide for certain benefits and compensation reflected in this table. Summaries of these employment agreements begin on page 41 of this proxy statement.

(8)	In June 2008, Ms. Shulman was awarded a discretionary short-term incentive compensation award of $50,000 that was paid in recognition of Ms. Shulman’s efforts regarding the Company’s improved capital structure, funding working capital requirements through our tax season and the sale of the Option One Mortgage Corporation servicing business during fiscal year 2008.

(9)	Mr. Ernst resigned as Chairman of the Board, President and Chief Executive Officer of the Company effective November 20, 2007. In connection with such resignation, Mr. Ernst entered into a Separation and Release Agreement with H&R Block Management, LLC, an indirect subsidiary of the Company, dated December 28, 2007, a summary of which is provided on page 42 of this proxy statement.

(10)	This amount does not include director fees paid to Mr. Ernst ($25,700) after his resignation as Chairman of the Board, President and Chief Executive Officer of the Company. Those fees are set forth in the Director Compensation Table included on page 10 of this proxy statement under the column entitled “Fees Earned or Paid in Cash.”

(11)	Mr. Trubeck resigned as Executive Vice President and Chief Financial Officer of the Company effective November 5, 2007. In connection with such resignation, Mr. Trubeck entered into a Separation and Release Agreement with H&R Block Management, LLC, an indirect subsidiary of the Company, dated December 28, 2007, a summary of which is provided on page 43 of this proxy statement.

(12)	Mr. Dubrish entered into a Severance and Release Agreement with Option One Mortgage Corporation effective March 22, 2008, a summary of which is provided on page 43 of this proxy statement.

(13)	Mr. West resigned as Group President, Commercial Markets, of the Company effective May 1, 2008. In connection with such resignation, Mr. West entered into a Separation and Release Agreement with H&R Block Management, LLC, an indirect subsidiary of the Company, dated January 28, 2008, a summary of which is provided on page 43 of this proxy statement.

36 ▪

GRANTS OF PLAN-BASED AWARDS TABLE –
The following table provides information about non-equity incentive plan awards, equity incentive plan awards, and stock awards granted to our Named Executive Officers during the fiscal year ended April 30, 2008. The compensation plans under which the grants in the following table were made are described on pages 25 through 30 in this proxy statement.

						Estimated Future Payouts Under
			Estimated Future Payouts Under			Equity Incentive Plan
			Non-Equity Incentive Plan Awards (1)			Awards(2)
									All
									Other
									Stock
									Awards:	All Other	Exercise
									Number	Option	or
									of	Awards:	Base
									Shares	Number of	Price of	Grant Date
									of Stock	Securities	Option	Fair Value of
Name of		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Stock Option
Executive	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	Awards

Bennett
- Guaranteed Bonus(3)	—	—	—	$562,500	—	—	—	—	—	—	—	—
-LTI Award(4)	12/03/07	11/19/07	—	—	—	—	—	—	—	150,000	$19.46	$526,500
Shulman
-STI Award(1)	—	—	—	$150,000	$300,000	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	1,338	2,675	4,013	—	41,945	$23.37	$187,494
-LTI Award(4)	7/02/07	6/05/07	—	—	—	—	—	—	2,160	—	—	—
-LTI Award(4)	12/03/07	11/18/07	—	—	—	—	—	—	10,275	—	—	—
Gokey
-STI Award(1)	—	—	—	$332,500	$665,000	—	—	—	—	—	—	—
-Contingent STI Award(1) (5)	—	—	—	$45,570	—	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	7,500	15,000	22,500	—	125,000	$23.37	$558,750
Allanson
-STI Award(1)	—	—	—	$240,000	$480,000	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	7,500	15,000	22,500	—	200,000	$23.37	$894,000
Tait
-STI Award(1)	—	—	—	$332,500	$665,000	—	—	—	—	—	—	—
-Contingent STI Award(1) (5)	—	—	—	$45,570	—	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	7,500	15,000	22,500	—	80,000	$23.37	$357,600
Ernst
-STI Award(1)	—	—	—	$1,125,000	$2,250,000	—	—	—	—	—	—	—
-Contingent STI Award(1) (5)	—	—	—	$236,500	—	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	18,000	36,000	54,000	—	425,000	$23.37	$1,899,750
Trubeck
-STI Award(1)	—	—	—	$400,000	$800,000	—	—	—	—	—	—	—
-Contingent STI Award(1) (5)	—	—	—	$149,625	—	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	7,500	15,000	22,500	—	125,000	$23.37	$558,750
Dubrish
-STI Award(1)	—	—	—	$350,000	$700,000	—	—	—	—	—	—	—
-Contingent STI Award(1) (5)	—	—	—	$49,000	—	—	—	—	—	—	—	—
-LTI Award(4)	—	—	—	—	—	—	—	—	—	—	—	—
West
-STI Award(1)	—	—	—	$240,000	$480,000	—	—	—	—	—	—	—
-Contingent STI Award (1)(5)	—	—	—	$65,925	—	—	—	—	—	—	—	—
-LTI Award(4)	6/30/07	6/05/07	—	—	—	7,500	15,000	22,500	—	100,000	$23.37	$447,000

NOTES:

(1)	Amounts represent the potential value of the payouts under the Company’s short-term incentive compensation programs.

(2)	Amounts represent Performance Shares granted pursuant to the 2003 Long-Term Executive Compensation Plan.

(3)	Mr. Bennett was paid a guaranteed bonus pursuant to his employment agreement for serving as the Company’s interim chief executive officer through the end of his employment term on May 20, 2008.

(4)	Amounts represent awards made pursuant to the 2003 Long-Term Executive Compensation Plan.

(5)	Amounts represent contingent short-term incentive compensation awards that were not ultimately paid because the contingency related to the specific terms of the Option One Mortgage Corporation sale was not satisfied.

37 ▪

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE-
The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of April 30, 2008.

	Option Awards (1)					Stock Awards
			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of						Equity Incentive Plan		Equity Incentive Plan
	Securities	Securities	Securities			Number of		Market Value of	Awards: Number of		Awards: Market or
	Underlying	Underlying	Underlying			Shares or		Shares or Units	Unearned Shares,		Payout Value of
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock		of Stock That	Units or Other Rights		Unearned Shares, Units
Name of	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not		Have Not	That Have Not Vested		or Other Rights That
Executive	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#) (2)(3)		Vested ($)	(#) (4)		Have Not Vested ($)

Bennett	—	150,000	—	$19.46	12/3/12	—		—	—		—
Shulman	—	41,945	—	$23.37	6/30/17	2,728	(2)	$59,661	2,727	(4)	$59,639
	10,468	20,937	—	$23.86	6/30/16	13,769	(3)	$301,128
	13,332	6,668	—	$29.18	6/30/15
	16,000	—	—	$23.84	6/30/14
	16,000	—	—	$21.63	6/30/13
	20,000	—	—	$23.08	6/30/12
	20,000	—	—	$17.53	6/30/11
Gokey	—	125,000	—	$23.37	6/30/17	15,000	(2)	$328,050	15,000	(4)	$328,050
	41,666	83,334	—	$23.86	6/30/16	6,667	(3)	$145,807
	66,666	33,334	—	$29.18	6/30/15
	100,000	—	—	$24.24	6/30/14
Allanson	—	200,000	—	$23.37	6/30/17	9,595	(2)	$209,843	9,595	(4)	$209,843
	16,556	33,114	—	$23.86	6/30/16	7,556	(3)	$165,250
	13,333	6,667	—	$29.30	7/7/15
Tait	—	80,000	—	$23.37	6/30/17	12,500	(2)	$273,375	12,500	(4)	$273,375
	33,333	66,667	—	$23.86	6/30/16	4,667	(3)	$102,067
	66,666	33,334	—	$29.18	6/30/15
	70,000	—	—	$23.84	6/30/14
	80,000	—	—	$21.63	6/30/13
	100,000	—	—	$21.43	4/01/13
Ernst	425,000	—	—	$23.37	6/30/09	16,668	(2)	$364,529	16,667	(4)	$364,507
	376,885	—	—	$23.86	6/30/09
	260,000	—	—	$29.18	6/30/09
	220,000	—	—	$23.84	6/30/09
	220,000	—	—	$21.63	6/30/09
	240,000	—	—	$23.08	6/30/09
	353,804	—	—	$16.14	6/30/09
	250,000	—	—	$8.09	6/30/09
	60,000	—	—	$12.50	6/30/09
	470,096	—	—	$10.03	6/30/09
Trubeck	83,333	—	—	$23.37	3/31/09	7,500	(2)	$164,025	7,500	(4)	$164,025
	125,000	—	—	$23.86	3/31/09
	100,000	—	—	$29.18	3/31/09
	100,000	—	—	$24.91	3/31/09
Dubrish	125,000	—	—	$23.37	4/30/09	—		—	—		—
	140,000	—	—	$29.18	4/30/09
	170,000	—	—	$23.84	4/30/09
	180,000	—	—	$21.63	4/30/09
	180,000	—	—	$23.08	4/30/09
	6,196	—	—	$16.14	4/30/09
	4	—	—	$8.09	4/30/09
	57,304	—	—	$12.50	4/30/09
	6,692	—	—	$10.03	4/30/09
West	—	100,000	—	$23.37	6/30/17	12,000	(2)	$262,440	12,000	(4)	$262,440
	26,666	53,334	—	$23.86	6/30/16	1,334	(3)	$29,175
	32,000	16,000	—	$29.18	6/30/15
	60,000	—	—	$24.15	9/13/04

38 ▪

NOTES TO OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE:

(1)	Mr. Bennett’s unvested stock options with an expiration date of December 3, 2012 vest upon the expiration of the term of Mr. Bennett’s employment agreement, May 20, 2008. Unvested stock options with an expiration date of June 30, 2017 vest in one third increments on June 30, 2008, June 30, 2009 and June 30, 2010. Unvested stock options with an expiration date of June 30, 2016 vest in one half increments on June 30, 2008 and June 30, 2009. Mr. Allanson’s unvested stock options with an expiration date of July 7, 2015 vest on July 7, 2008. Unvested stock options with an expiration date of June 30, 2015 vest on June 30, 2008.

(2)	Performance shares, to the extent earned, vest as follows: Ms. Shulman—1,390 shares on June 30, 2009 and 1,338 shares on June 30, 2010; Mr. Gokey—7,500 shares on June 30, 2009 and 7,500 shares on June 30, 2010; Mr. Allanson—2,095 shares on June 30, 2009 and 7,500 shares on June 30, 2010; Mr. Tait—5,000 shares on June 30, 2009 and 7,500 shares on June 30, 2010; Mr. Ernst—16,668 shares on June 30, 2009; Mr. Trubeck—7,500 shares on June 30, 2009; and Mr. West—4,500 shares on June 30, 2009 and 7,500 shares on June 30, 2010.

(3)	Unvested restricted shares of the Company’s common stock vest as follows: Ms. Shulman—10,275 shares vest on June 3, 2008, 1,334 shares vest on June 30, 2008, 720 shares vest on July 2, 2008, 720 shares vest on July 2, 2009 and 720 shares vest on July 2, 2010; Mr. Gokey—6,667 shares vest on June 30, 2008; Mr. Allanson—800 shares vest on July 7, 2008 and 6,756 shares vest on July 12, 2008; Mr. Tait—4,667 shares vest on June 30, 2008; and Mr. West—1,334 shares vest on June 30, 2008.

(4)	Performance shares are based on target performance thresholds in light of actual performance against such thresholds in fiscal years 2007 and 2008, and vest, if ultimately earned, as follows: Ms. Shulman—1,390 shares on June 30, 2009 and 1,337 shares on June 30, 2010; Mr. Gokey—7,500 shares on June 30, 2009 and 7,500 shares on June 30, 2010; Mr. Allanson—2,095 shares on June 30, 2009 and 7,500 shares on June 30, 2010; Mr. Tait—5,000 shares on June 30, 2009 and 7,500 shares on June 30, 2010; Mr. Ernst—16,667 shares on June 30, 2009; Mr. Trubeck—7,500 shares on June 30, 2009; and Mr. West—4,500 shares on June 30, 2009 and 7,500 shares on June 30, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE –
The following table summarizes the value realized by the Named Executive Officers on option award exercises and stock award vesting during the fiscal year ended April 30, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Bennett	—	—	—	—

Shulman	—	—	3,333	77,892

Gokey	—	—	13,334	311,082

Allanson	—	—	7,556	169,545

Tait	—	—	8,000	186,960

Ernst	366,100	3,382,598	30,000	653,100

Trubeck	—	—	16,001	343,808

Dubrish	113,804	788,263	9,192	214,817

West	—	—	7,333	150,492

39 ▪

NON-QUALIFIED DEFERRED COMPENSATION TABLE -
The following table summarizes our Named Executive Officers’ compensation under the H&R Block Deferred Compensation Plan for Executives during fiscal year 2008.

	Executive	Registrant		Aggregate
Name of	Contributions in Last	Contributions in Last	Aggregate Earnings	Withdrawals/	Aggregate Balance at
Executive	FY ($)(1)	FY ($)(2)	in Last FY ($)(3)	Distributions ($)	Last FYE ($)(4)

Bennett	—	—	—	—	—

Shulman	—	6,596	511	—	18,996

Gokey	145,051	27,060	497	—	471,862

Allanson	—	—	132	—	6,148

Tait	15,833	12,333	13,644	—	560,777

Ernst	169,567	44,575	(59,461)	1,841,975	876,780

Trubeck	41,229	17,425	361	—	168,755

Dubrish	49,039	13,750	73,235	8,170	1,869,074

West	—	—	53	—	13,168

NOTES:

(1)	Amounts in this column reflect salary deferrals by the Named Executive Officers in fiscal year 2008. These amounts are also included in the “Salary” that is reported in the Summary Compensation Table.

(2)	Amounts in the column represent Company contributions during fiscal year 2008. These amounts are also reflected in the “All Other Compensation” that is reported in the Summary Compensation Table.

(3)	The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation.

(4)	Amounts in this column include, among other things, Named Executive Officer contributions and Registrant contributions previously reflected in Summary Compensation Tables included in the Company’s proxy statements for the fiscal years ended April 30, 2005 (filed with the SEC on July 23, 2005), April 30, 2006 (filed with the SEC on August 16, 2006) and April 30, 2007 (filed with the SEC on July 30, 2007) to the extent any such Named Executive Officer was included in the Company’s Summary Compensation Table for such fiscal year(s).

H&R BLOCK DEFERRED COMPENSATION PLAN FOR EXECUTIVES–
The Company provides the H&R Block Deferred Compensation Plan, a non-qualified plan (the “DC Plan”) to employees who meet the eligibility requirements. The DC Plan is intended to pay, out of the general assets of the Company, an amount substantially equal to the deferrals, Company contributions and any earnings.
     Participants can elect to defer from 0% to 80% of eligible base salary and eligible commissions and up to 100% of annual bonus on a before tax basis. The Company contributes an annual match to the plan equal to 100% of the first 5% of aggregate salary and bonus deferred to the DC Plan and our qualified retirement plans, less any Company matching contributions made previously to one of our qualified retirement plans for that year.
     The DC Plan offers various investment alternatives to measure earnings including a fixed rate option and Company stock (limited to 25% of account balance). The deferrals are credited to a bookkeeping account in the participant’s name. Earnings are indexed to the investment options selected by each participant. Participants may change or reallocate the investment mix at any time.
     Participants can elect to receive in-service payments or lump-sum or monthly payments over 3, 5 or 10 years following termination from service or disability. The DC Plan allows for distributions in the event of an unforeseen emergency. If participants made deferrals prior to January 2005, the participants may be permitted certain on-demand distributions with a 10% penalty (applied against pre-2005 account balances only). The DC Plan provides for lump-sum distribution upon a change of control and termination of employment.

40 ▪

     Amounts deferred, if any, under the DC Plan by Named Executive Officers are included in the “Salary” that is reported in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS, CHANGE-OF-CONTROL AND OTHER ARRANGEMENTS –
ALAN M. BENNETT EMPLOYMENT AGREEMENT –
Alan M. Bennett was subject to an Employment Agreement with H&R Block Management, LLC (“HRB”), an indirect subsidiary of the Company (the “Bennett Agreement”), whereby effective November 20, 2007 through May 20, 2008 he was employed as the interim Chief Executive Officer of the Company. The Bennett Agreement provided for, among other things, a base salary; a guaranteed bonus (unless he was terminated for “cause” or voluntarily terminated his employment prior to the expiration of the Bennett Agreement); a stock option to purchase shares of the Company’s Common Stock (“Common Stock”) granted on the effective date; and other fringe benefits that may be provided from time to time. Pursuant to the Bennett Agreement, the Company also provided on a tax “grossed up” basis (i) reasonable and customary furnished housing to Mr. Bennett while in Kansas City in connection with the Company’s business and (ii) use of the Company’s Net Jet share to Mr. Bennett and his family for one round trip per week between Mr. Bennett’s Connecticut or Florida residences and Kansas City. The Company also reimbursed Mr. Bennett for rental car expenses while Mr. Bennett was at the Company’s headquarters in connection with the Company’s business and provided Mr. Bennett with other customary health and employment benefits.
     The Bennett Agreement provided that it may be terminated (i) by either party at any time for any reason upon 30 days’ prior written notice, or (ii) by HRB without notice upon the occurrence of certain stated events. If the Bennett Agreement was terminated prior to the expiration of its term (i) by HRB without “cause,” or (ii) as a result of Mr. Bennett’s death or total or permanent disability, HRB was obligated to provide Mr. Bennett with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 45 of this proxy statement.
     The Bennett Agreement expired on May 20, 2008, and effective May 21, 2008, Mr. Bennett and the Company agreed to continue his appointment as the Company’s Chief Executive Officer on an extended interim basis until a permanent Chief Executive Officer is appointed. Mr. Bennett is employed on an “at will” basis on terms similar to those in the Bennett Agreement.
BECKY S. SHULMAN EMPLOYMENT ARRANGEMENT –
On March 28, 2008, Becky S. Shulman was elected Senior Vice President and Chief Financial Officer of the Company. Ms. Shulman is employed on an “at will” basis as an employee of HRB. Pursuant to this employment arrangement, Ms. Shulman receives a base salary, participates in the Company’s Short-Term Incentive Plan and the Company’s 2003 Long-Term Executive Compensation Plan.
     If Ms. Shulman incurs a “qualifying termination” (as such term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 46 of this proxy statement), HRB is obligated to provide Ms. Shulman with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 45 of this proxy statement.
TIMOTHY C. GOKEY EMPLOYMENT AGREEMENT –
Timothy C. Gokey is subject to an Employment Agreement with H&R Block Services, Inc. (“HRB Services”), an indirect subsidiary of the Company, dated June 28, 2004 (the “Gokey Agreement”), whereby effective June 28, 2004, he was employed as the  President, U.S. Tax Operations of HRB Services. The Gokey Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; stock option to purchase  shares of Common Stock granted on the effective date; restricted shares of the Company’s Common Stock awarded on the effective date; and other fringe benefits as may be provided from time to time.
     The Gokey Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, (ii) by HRB Services upon the occurrence of certain stated events, and (iii) by Mr. Gokey for “good reason.” If Mr. Gokey incurs a “qualifying termination,” if the Gokey Agreement is terminated by Mr. Gokey within 180 days following a “change of control” of the Company or for “good reason” (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 46 of this proxy statement), HRB Services is obligated to provide to Mr. Gokey with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 45 of this proxy statement.
     The Gokey Agreement contains the following post-termination restrictions on Mr. Gokey: (i) one-year non-hiring commencing on the later of the last day of employment or the cessation of payments under the Gokey

41 ▪

Agreement, (ii) one-year non-solicitation commencing on the later of the last day of employment or the cessation of payments under the Gokey Agreement, and (iii) one-year non-competition commencing on the later of the last day of employment or the cessation of payments under the Gokey Agreement. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Gokey violates these restrictions.
THOMAS A. ALLANSON EMPLOYMENT AGREEMENT –
Thomas A. Allanson is subject to an Employment Agreement with HRB Digital LLC (successor by merger with H&R Block Digital Tax Solution, LLC) (“HRB Digital”), an indirect subsidiary of the Company, dated July 12, 2005 (the “Allanson Agreement”), whereby effective October 4, 2004, he was employed as Senior Vice President of HRB Digital. The Allanson Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; a stock option to purchase Common Stock granted on the effective date; restricted shares of Common Stock awarded promptly after the effective date; and other fringe benefits that may be provided from time to time.
     The Allanson Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, or (ii) by HRB Digital without notice upon the occurrence of certain stated events. If Mr. Allanson incurs a “qualifying termination” or if the Allanson Agreement is terminated by Mr. Allanson within 180 days following a “change of control” of the Company (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 46 of this proxy statement), HRB Digital is obligated to provide Mr. Allanson with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 45 of this proxy statement.
     The Allanson Agreement contains the following post-termination restrictions on Mr. Allanson: (i) one-year non-hiring commencing on the day after Mr. Allanson’s last day of employment, (ii) two-year non-solicitation commencing on the later of the last day of employment or the cessation of payments under the Allanson Agreement, and (iii) two-year non-competition commencing on the later of the last day of employment or the cessation of payments under the Allanson Agreement. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Allanson violates these restrictions.
STEVEN TAIT EMPLOYMENT AGREEMENT –
Steven Tait is subject to an Employment Agreement with HRB Business Services, Inc. (now RSM McGladrey Business Services, Inc.) (“RSM”), an indirect subsidiary of the Company, dated April 1, 2003 (the “Tait Agreement”), whereby effective April 1, 2003, he was employed as President of RSM. The Tait Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; a stock option to purchase shares of Common Stock granted on the effective date and on the date in fiscal year 2004 in which options are granted to other senior executives of the Company; restricted shares of Common Stock awarded promptly after the effective date; and other fringe benefits that may be provided from time to time.
     The Tait Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, or (ii) by RSM without notice upon the occurrence of certain stated events. If Mr. Tait incurs a “qualifying termination” or if the Tait Agreement is terminated by Mr. Tait within 180 days following a “change of control” of the Company or, under certain circumstances, RSM (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 46 of this proxy statement), RSM is obligated to provide to Mr. Tait with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 45 of this proxy statement.
     The Tait Agreement contains the following post-termination restrictions on Mr. Tait: (i) non-hiring for so long as Mr. Tait is receiving payments under the Tait Agreement subject to a maximum of one year after the last day of employment, (ii) non-solicitation for so long as Mr. Tait receives payments under the Tait Agreement subject to a maximum of one year after the last day of employment, and (iii) non-competition for so long as Mr. Tait receives payments under the Tait Agreement subject to a maximum of one year after the last day of employment. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Tait violates these restrictions.
MARK A. ERNST SEPARATION AND RELEASE AGREEMENT –
Mark A. Ernst and HRB entered into a Separation and Release Agreement dated December 28, 2007 (the “Ernst Agreement”). The Ernst Agreement provides for (i) Mr. Ernst to resign as Chairman of the Board, President and Chief Executive Officer of the Company effective November 20, 2007, (ii) Mr. Ernst’s employment

42 ▪

to terminate on December 31, 2007 (the “Termination Date”), (iii) HRB to pay a lump-sum cash severance to Mr. Ernst of $2,550,000, (iv) HRB to pay a lump-sum payment to Mr. Ernst of $3,096, representing the premium cost for 36 months of group life and accidental death and dismemberment insurance coverage, (v) Mr. Ernst to receive COBRA continuation coverage at the Company’s expense through June 30, 2009 and $1,350 per month thereafter until December 2010 (but only to the extent Mr. Ernst does not become eligible for health benefits from a subsequent employer), (vi) full vesting for 762,925 outstanding stock options not previously vested, (vii) certain specified outstanding stock options granted previously to Mr. Ernst to remain exercisable through September 30, 2009 or their earlier expiration, (viii) restrictions on 10,000 shares of Common Stock to terminate, (ix) a payout of approximately 16,500 performance shares for the 2006 grant performance period (which ends June 30, 2009) based on the Company’s performance against performance goals for the 2006 grant performance period, (x) full vesting of previously unvested Company contributions to Mr. Ernst’s account under the Company’s deferred compensation plan, and (xi) a mutual general release of claims. In addition, Mr. Ernst retains the right to receive indemnification under his employment agreement, as well as directors’ and officers’ liability insurance coverage to the same extent coverage is provided to other directors and officers.
WILLIAM L. TRUBECK SEPARATION AND RELEASE AGREEMENT –
William L. Trubeck and HRB entered into a Separation and Release Agreement dated December 28, 2007 (the “Trubeck Agreement”). The Trubeck Agreement provides for (i) Mr. Trubeck to resign as Executive Vice President and Chief Financial of the Company effective November 5, 2007, (ii) Mr. Trubeck’s employment to terminate on December 31, 2007 (the “Termination Date”), (iii) HRB to pay a lump-sum cash severance to Mr. Trubeck of $900,000, (iv) HRB to pay a lump-sum payment to Mr. Trubeck of $600, representing the premium cost for 12 months of group life and accidental death and dismemberment insurance coverage, (v) Mr. Trubeck to receive COBRA continuation coverage through December 31, 2008 (subject to Mr. Trubeck’s continued payment of the active employee premium and only to the extent Mr. Trubeck does not become eligible for health benefits from a subsequent employer), (vi) full vesting for 200,000 outstanding stock options not previously vested, (vii) all outstanding stock options granted previously to Mr. Trubeck to remain exercisable through March 31, 2009 or their earlier expiration, (viii) restrictions on 4,667 shares of Common Stock to terminate, (ix) a payout of approximately 7,500 performance shares for the 2006 grant performance period (which ends June 30, 2009) based on the Company’s performance against performance goals for the 2006 grant performance period, (x) full vesting of previously unvested Company contributions to Mr. Trubeck’s account under the Company’s deferred compensation plan, and (xi) a mutual general release of claims. In addition, Mr. Trubeck retains the right to receive indemnification under his employment agreement, as well as directors’ and officers’ liability insurance coverage to the same extent coverage is provided to other directors and officers.
ROBERT E. DUBRISH SEVERANCE AND RELEASE AGREEMENT –
Robert E. Dubrish and Option One Mortgage Corporation (“OOMC”) entered into a Severance and Release Agreement effective March 22, 2008 (the “Dubrish Agreement”). The Dubrish Agreement provides for Mr. Dubrish to receive severance compensation pursuant to the Severance Plan. Under the Severance Plan, Mr. Dubrish is to receive a $1,072,009 severance payment, paid in semi-weekly or bi-monthly installments over a twelve-month period and is to participate in various health and welfare benefits.
MARC WEST SEPARATION AND RELEASE AGREEMENT –
Marc West and HRB entered into a Separation and Release Agreement dated January 28, 2008 (the “West Agreement”). The West Agreement provides for (i) Mr. West to resign as Group President, Commercial Markets, of the Company effective May 1, 2008, (ii) Mr. West’s employment to terminate on May 1, 2008 (the “Termination Date”), (iii) HRB to pay severance to Mr. West totaling $640,000 over a twelve-month period commencing on the Termination Date, (iv) Mr. West to remain eligible to participate in the various health and welfare benefit plans maintained by HRB in accordance with the Severance Plan, (v) 136,000 stock options (which were granted previously and scheduled to vest during the 18 month period commencing on the Termination Date) to vest and become immediately exercisable as of the Termination Date, (vi) restrictions on 1,334 shares of Common Stock (which were granted previously and are scheduled to lapse during the 18-month period commencing on the Termination Date) to terminate as of the Termination Date, resulting in such shares becoming fully vested as of the Termination Date, (vii) a payout of approximately 6,000 performance shares for the 2006 grant performance period (which ends June 30, 2009) based on the Company’s performance against performance goals for the 2006 grant performance period, (viii) full vesting of previously unvested Company

43 ▪

contributions to Mr. West’s account under the Company’s deferred compensation plan, and (x) Mr. West to, among other things, release the Company and its subsidiaries from any and all claims.
OTHER ARRANGEMENTS –
Stock option agreements entered into on or after June 30, 1996 between the Company and the recipients of stock options granted pursuant to the 1993 Long-Term Executive Compensation Plan and the 2003 Long-Term Executive Compensation Plan contain provisions that accelerate the vesting of options held more than six months in the event of certain changes in control. For purposes of such agreements, changes in control include (i) the purchase or other acquisition by a person, entity or group of persons of beneficial ownership of 20% or more of the Company’s voting securities, (ii) the turnover of more than a majority of the directors on the Board of Directors as a result of a proxy contest or series of contests, (iii) either approval (for agreements entered into prior to June 30, 2001) by the Company’s shareholders or completion (for agreements entered into on or after June 30, 2001) of (A) a reorganization or consolidation such that the shareholders immediately prior to the reorganization or consolidation do not, immediately after such reorganization or consolidation, own more than 50% of the voting securities of the reorganized or consolidated organization, or (B) the sale of all or substantially all of the assets of the Company, or (iv) approval by the Company’s shareholders of a liquidation or dissolution of the Company.
     The Company’s H&R Block Deferred Compensation Plan for Executives (the “DCP”) provides that Company contributions to a participant’s account become fully vested upon a “change of control” of the Company. For purposes of the DCP, a change of control occurs when: (i) 50% or more of the Company’s voting stock is acquired or beneficially owned by any person or entity or group of persons or entities acting in concert; (ii) a majority of directors of the Company are persons other than persons (A) for whose election proxies were solicited by the Board of Directors, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not removal) or to fill newly-created director positions, (iii) the Company merges of consolidates with or into another corporation, (iv) the Company’s shareholders exchange, pursuant to a statutory exchange of shares of the Company’s voting stock held by the Company’s shareholders immediately prior to the exchange, shares of voting stock of the Company for shares of another corporation, (v) the sale of all or substantially all of the assets of the Company, or (vi) the Company liquidates or dissolves.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL –
The following table summarizes the potential payments our Named Executive Officers would receive in the event of termination or a change of control of the Company. This table assumes the relevant triggering event occurred on April 30, 2008.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL –

	Termination Without	Termination for		Death or
	Cause(1) or	Good Reason ($)	Change of	Disability ($)
Name of Executive	Severance(2) ($)	(3)	Control ($) (4)	(5)

Bennett

Cash (salary plus bonus) (6)	631,731	—	—	631,731

Restricted Stock (lapse of restrictions)	—	—	—	—

Stock Options (vesting accelerated) (7)	361,500	—	—	361,500

Performance Shares	—	—	—	—

Deferred Compensation Plan (vesting accelerated)	—	—	—	—

Health and Welfare Plan Benefits	—	—	—	—

Executive Survivor Plan Benefits	—	—	—	—

Shulman

Cash (salary plus short term incentive) (8)	321,600	—	—	—

Restricted Stock (lapse of restrictions) (9)	269,635	—	—	—

Stock Options (vesting accelerated) (10)	—	—	—	—

Performance Shares (11)	60,033	—	60,033	60,033

Deferred Compensation Plan (vesting accelerated)	—	—	—	—

Health and Welfare Plan Benefits (12)	5,460	—	—	—

Executive Survivor Plan Benefits (12)	385	—	—	—

Outplacement Services (13)	15,000	—	—	—

Gokey

Cash (salary plus short term incentive) (14)	807,500	807,500	807,500	807,500

Restricted Stock (lapse of restrictions) (15)	145,807	145,807	145,807	145,807

Stock Options (vesting accelerated) (10)	—	—	—	—

Performance Shares (11)	328,050	—	328,050	328,050

Deferred Compensation Plan (vesting accelerated)	—	—	40,339	—

Health and Welfare Plan Benefits (12)	10,921	10,921	10,921	10,921

Executive Survivor Plan Benefits (12)	2,380	2,380	2,380	2,380

Outplacement Services (13)	15,000	15,000	15,000	—

Allanson

Cash (salary plus short term incentive) (16)	640,000	—	640,000	—

Restricted Stock (lapse of restrictions) (17)	165,250	—	165,250	—

Stock Options (vesting accelerated) (10)	—	—	—	—

Performance Shares (11)	170,433	—	170,433	170,433

Deferred Compensation Plan (vesting accelerated)	—	—	6,148	—

Health and Welfare Plan Benefits (12)	10,921	—	10,921	—

Executive Survivor Plan Benefits (12)	2,760	—	2,760	—

Outplacement Services (13)	15,000	—	15,000	—

Tait

Cash (salary plus short term incentive) (18)	807,500	—	475,000	—

Restricted Stock (lapse of restrictions) (19)	102,067	—	102,067	—

Stock Options (vesting accelerated) (10)	—	—	—	—

Performance Shares (11)	255,157	—	255,157	255,157

Deferred Compensation Plan (vesting accelerated)	—	—	105,357	—

Health and Welfare Plan Benefits (12)	10,921	—	10,921	—

Executive Survivor Plan Benefits (12)	2,822	—	2,822	—

Outplacement Services (13)	15,000	—	15,000	—

45 ▪

NOTES:

(1)	Applies only to Mr. Bennett. “Cause” under the Bennett Agreement, refers to any one or more of the following grounds: (i) Mr. Bennett’s commission of an act materially and demonstrably detrimental to the good will of the Company or any affiliate, which act constitutes gross negligence or willful misconduct by Mr. Bennett in the performance of his material duties to the Company; (ii) commission by Mr. Bennett of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Mr. Bennett at the expense of the Company or any affiliate; (iii) Mr. Bennett’s violation of certain covenants related to confidentiality and non-competition which are not cured by Mr. Bennett within 30 days of the Company providing written notice of a material violation; or (iv) Mr. Bennett’s inability or the inability of the Company or an affiliate to participate, in whole or in part, in any activity subject to governmental regulation and material to the business of the Company or an affiliate solely as a result of any action or inaction by Mr. Bennett which such action or inaction is not cured within 30 days of the Company providing written notice of such action or inaction.

(2)	Applies only to Ms. Shulman and Messrs. Gokey, Allanson and Tait. Under the H&R Block Severance Plan (the “Severance Plan”), Ms. Shulman and Messrs. Gokey, Allanson and Tait are entitled to severance compensation in the event of a “Qualifying Termination.” A “Qualifying Termination” is defined under the Severance Plan to mean the involuntary termination of an employee, but does not include a termination resulting from: (i) the elimination of the employee’s position where the employee was offered another position with a subsidiary of the Company at a comparable salary and benefit level, or where the termination results from a sale of assets or other corporate acquisition or disposition; (ii) the redefinition of an employee’s position to a lower salary rate or grade; (iii) the termination of an employee for cause; or (iv) the non-renewal of employment contracts.

(3)	Termination for “Good Reason” under the Gokey Agreement means: (i) any material diminution in Mr. Gokey’s duties, responsibilities, or authority from those in effect on his date of employment (a “Diminution Event”); if a Diminution Event occurs, Mr. Gokey shall have 45 days from the date of such Diminution Event to terminate his employment for good reason; (ii) a reduction by HRB Services in Mr. Gokey’s base salary to an annual rate below $400,000; or (iii) any other material breach of the Gokey Agreement by HRB Services which is not remedied within 30 days after HRB Services’ Company’s receipt of written notice; or (iv) to the extent that the Gokey Agreement or any agreement imposes an obligation on HRB Services or otherwise requires that HRB Services take (or refrain from taking) any action, any material breach of such obligation or requirement by HRB Services.

(4)	(a) Under the Gokey, Allanson and Tait Agreements a “Change of Control” means: (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of the Company or RSM McGladrey, Inc. (solely with respect to Mr. Tait and only under certain circumstances) entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, as the case may be; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (generally, the “Board,” and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) the completion of a reorganization, merger or consolidation approved by the shareholders of Block, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company, as approved by the shareholders of Block, or the sale or other disposition of all or substantially all of the assets of Block, as approved by the shareholders of the Company.
(b)	Under the DC Plan, a “Change in Control” means the occurrence of any of the following events:
(i) 50% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Act) by any person or entity, (other than the Company or a Subsidiary) or group of persons or entities acting in concert which did not own such stock prior to the acquisition or ownership;
(ii) A majority of the directors of the Company shall be persons other than persons for whose election proxies shall have been solicited by the Board of Directors of the Company or who are then serving as directors appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships;
(iii) The Company merges or consolidates with or into another corporation, other than (a) merger or consolidation with a Subsidiary, or (b) a merger in which the Company is the surviving corporation or either (i) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property, or (ii) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company immediately after the merger;
(iv) The shareholders of the Company exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for shares of another corporation;
(v) The Company sells or otherwise disposes of all or substantially all of its assets (in one transaction or a series or transactions); or
(vi) The Company liquidates or dissolves.

(5)	Disability under the Bennett and Gokey Agreements means total and permanent disability, as determined by any long-term disability plan maintained by the Company for its executives.

(6)	Under the Bennett Agreement, in the event of a termination without cause prior to the end of the term (May 20, 2008), HRB shall pay Mr. Bennett an amount equal to the base salary payable for the remainder of the term plus the guaranteed bonus.

46 ▪

(7)	Under the Bennett Agreement, in the event of a termination without cause prior to the end of the Term (May 20, 2008), all stock options to purchase Company stock become vested and shall be fully exercisable and shall expire on the fifth anniversary of grant.

(8)	Under the Severance Plan, in the event of a Qualifying Termination the Company shall pay one month of Ms. Shulman’s salary for each year of service. In addition, the Company shall pay one-twelfth of Ms. Shulman’s target short-term incentive for each year of service.

(9)	Under the Severance Plan, in the event of a Qualifying Termination all restrictions lapse on any non-vested restricted stock awarded to Ms. Shulman that would have lapsed within the 6-month period following termination.

(10)	Under the Severance Plan, in the event of a Qualifying Termination all stock options to purchase Company stock which would otherwise become vested within 18 months of termination fully vest and shall be exercisable for a period of three months after termination of employment. In addition, the executive may extend the exercise period for a period of three months following the end of the severance period. Under the 2003 Long-Term Executive Compensation Plan, in the event of a Change of Control, all stock options to purchase Company stock awarded more the six months prior to the Change of Control fully vest.

(11)	Under the 2003 Long-Term Executive Compensation Plan, in the event of a Qualifying Termination as defined by the Severance Plan, Change of Control, Disability or Death, the executive will be paid a pro-rata award of any performance shares.

(12)	Under the Severance Plan, in the event of a Qualifying Termination the executive may continue to participate in certain health and welfare benefit programs for the severance period including medical, dental, vision, employee assistance, cafeteria plan, life insurance and accidental death and dismemberment insurance.

(13)	Under the Severance Plan, the Company, at its discretion may provide certain career transition counseling or outplacement services.

(14)	Under the Gokey Agreement, in the event Mr. Gokey terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), HRB shall pay Mr. Gokey’s monthly salary for 12 months and also pay one-twelfth of Mr. Gokey’s target short-term incentive each month for 12 months.

(15)	Under the Gokey Agreement, in the event Mr. Gokey terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), all restrictions lapse on any non-vested restricted stock awarded to Mr. Gokey that would have lapsed within the 18-month period following termination.

(16)	Under the Allanson Agreement, in the event Mr. Allanson terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), the Company shall pay a minimum of Mr. Allanson’s monthly salary for 12 months or one month for each year of service and pay one-twelfth of Mr. Allanson’s target short-term incentive for 12 months or one month for each year of service.

(17)	Under the Allanson Agreement, in the event Mr. Allanson terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), all restrictions lapse on any non-vested restricted stock awarded to Mr. Allanson that would have lapsed within the 18-month period following termination.

(18)	Under the Tait Agreement, in the event Mr. Tait experiences a Qualifying Termination (as defined by the Severance Plan), RSM shall pay Mr. Tait’s monthly salary for 12 months. In addition, RSM shall pay one-twelfth of Mr. Tait’s target Short-Term Incentive each month for 12 months. In the event Mr. Tait terminates employment following a Change of Control, RSM shall pay Mr. Tait’s monthly salary for 12 months and an amount equal to Mr. Tait’s most recent payment under the Company’s short-term incentive plan.

(19)	Under the Tait Agreement, in the event Mr. Tait terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), all restrictions lapse on any non-vested restricted stock awarded to Mr. Tait that would have lapsed within the 18-month period following termination.

47 ▪

EQUITY COMPENSATION PLANS –
The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of April 30, 2008. As of April 30, 2008, the Company had four stock-based compensation plans: the 2003 Long-Term Executive Compensation Plan, the 1989 Stock Option Plan for Outside Directors (terminated by the Board in June 2008), the 1999 Stock Option Plan for Seasonal Employees, and the 2000 Employee Stock Purchase Plan. The shareholders have approved all of the Company’s current stock-based compensation plans. The shareholders approved the 2003 Plan in September 2002 to replace the 1993 Long-Term Executive Compensation Plan, effective July 1, 2003. The 1993 Plan terminated at that time, except with respect to outstanding awards thereunder. The shareholders had approved the 1993 Plan in September 1993 to replace the 1984 Long-Term Executive Compensation Plan, which terminated at that time except with respect to outstanding options thereunder.

Weighted-
	Number of securities to be	average	Number of securities remaining
	issued upon exercise of	exercise price of	available for future issuance under
	outstanding options,	outstanding options,	equity compensation plans excluding
	warrants, and rights	warrants, and rights	securities reflected in column (A)
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders	21,243,000	$21.00	27,137,000

Equity compensation plans not approved by security holders	—	—	—

Total	21,243,000	$21.00	27,137,000

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INFORMATION REGARDING SECURITY HOLDERS
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT –
The following table shows as of June 1, 2008 the number of shares of Common Stock beneficially owned by each nominee for election as director, by each of the Named Executive Officers and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares set forth in the following table.

	Number of Shares
			Share Units
			and Share
	Beneficially		Equivalents		Percent
Name	Owned (1)		(2)	Total	of Class

Thomas A. Allanson	45,001		0	45,001	*

Alan M. Bennett	150,000		0	150,000	*

Thomas M. Bloch	259,424	(3)	0	259,424	*

Richard C. Breeden	10,472,595	(4)	0	10,472,595	3.20%

Robert E. Dubrish	909,987		0	909,987	*

Mark A. Ernst	2,947,257		0	2,947,257	*

Robert A. Gerard	0		0	0	*

Timothy C. Gokey	239,410	(5)	0	239,410	*

Len J. Lauer	26,000		0	26,000	*

David B. Lewis	28,000		0	28,000	*

Tom D. Seip	53,400		2,997	56,397	*

L. Edward Shaw, Jr.	0		0	0	*

Becky S. Shulman	122,120	(6)	0	122,120	*

Steven Tait	380,118	(7)	0	380,118	*

William L. Trubeck	444,008	(8)	1,728	445,736	*

Marc West	120,948	(9)	166	121,114	*

Christianna Wood	0		0	0	*

All directors and executive officers as a group (20 persons)	16,546,477	(10)(11)	28,336	16,574,813	5.06%

*	Less than 1%

(1)	Includes shares that on June 1, 2008 the specified person had the right to purchase as of June 30, 2008 pursuant to options granted in connection with the Company’s 1989 Stock Option Plan for Outside Directors or the Company’s Long-Term Executive Compensation Plans, as follows: Mr. Allanson, 29,889 shares; Mr. Bennett, 150,000 shares; Mr. Bloch, 60,000 shares; Mr. Breeden, 37,595 shares; Mr. Dubrish, 865,196; Mr. Ernst, 2,875,785 shares; Mr. Gokey, 208,332 shares; Mr. Lauer, 16,000 shares; Mr. Lewis, 24,000 shares; Mr. Seip, 48,000 shares; Ms. Shulman, 95,800 shares; Mr. Tait, 349,999 shares; Mr. Trubeck, 408,333 shares; Mr. West, 118,666 shares.

(2)	These amounts reflect share unit balances in the Company’s Deferred Compensation Plan for Directors, the Company’s Deferred Compensation Plan for Executives and/or the Company’s Stock Plan for Non-Employee Directors. The value of the share units mirrors the value of the Company’s Common Stock. The share units do not have voting rights.

(3)	Mr. Bloch has shared voting and shared investment power with respect to 121,200 of these shares. Mr. Bloch disclaims beneficial ownership of 100,000 shares held by M&H Bloch Partners, LP, except to the extent of his partnership interest therein.

(4)	Mr. Breeden is the managing member of Breeden Capital Partners LLC, managing member and chairman and chief executive of Breeden Capital Management LLC and the Key Principal of Breeden Partners (Cayman) Ltd. Breeden Capital Partners LLC is in turn the general partner of Breeden Partners L.P., Breeden Partners (California) L.P. and Breeden Partners (California) II L.P. Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Mr. Breeden in his capacity as managing member, as well as chairman and chief executive officer of Breeden Capital Management LLC, may be deemed to be the beneficial owner of 10,435,000 shares owned by Breeden Partners (Cayman) Ltd., Breeden Partners L.P., Breeden Partners (California) L.P. and Breeden Partners (California) II L.P.

(5)	Includes 6,667 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan.

(6)	Includes 13,769 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan, and 2,000 shares held in the Employee Stock Purchase Plan (the “ESPP”).

(7)	Includes 4,667 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan.

(8)	Includes 791 shares held in the RSP.

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(9)	Includes 1,334 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan and 321 shares held in the RSP.

(10)	Includes shares held by certain family members of such directors and officers or in trusts or custodianships for such members (directly or through nominees) in addition to 5,564,168 shares which such directors and officers have the right to purchase as of June 30, 2008 pursuant to options granted in connection with the Company’s stock option plans.

(11)	Includes 16,425,277 shares held with sole voting and investment powers and 121,200 shares held with shared voting and investment powers.

PRINCIPAL SECURITY HOLDERS –
The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. The information provided is based upon Schedule 13G filings with the Securities and Exchange Commission.

		Percent of
	Shares	Common
Name and Address	Beneficially	Stock
of Beneficial Owner	Owned	Outstanding

Harris Associates L.P.	20,675,700	6.36	%(1)
Harris Associates Inc.
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790
T. Rowe Price Associates, Inc.	35,460,678	10.90	%(2)
100 E. Pratt Street Baltimore, Maryland 21202
Davis Selected Advisers, L.P.	44,476,990	13.68	%(3)
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706

(1)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2007 and is furnished in reliance on the Schedule 13G/A of Harris Associates L.P. and Harris Associates Inc. filed on February 13, 2008. The Schedule 13G/A indicates that the number of shares beneficially owned includes 20,675,700 shares with shared voting power, 597,500 shares with sole dispositive power and 20,078,200 shares with shared dispositive power owned by the Harris Associates Investment Trust.

(2)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2007 and is furnished in reliance on the Schedule 13G/A of T. Rowe Price Associates, Inc. filed on February 13, 2008. These shares are owned by various investors for which T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be the beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities. The Schedule 13G/A indicates that T. Rowe Price has sole voting power with regard to 7,874,465 shares and sole dispositive power with regard to 35,458,278 shares.

(3)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2007 and is furnished in reliance on the Schedule 13G/A of Davis Selected Advisers, L.P., filed on February 12, 2008.

OTHER MATTERS –
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE –
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of any class of the Company’s equity securities to file reports of ownership and changes in ownership of the Company’s Common Stock. To the best of the Company’s knowledge, all required reports were filed on time and all transactions by the Company’s directors and executive officers were reported on time, except for: (1) failure to timely report on Form 4 for Tammy S. Serati and William L. Trubeck the acquisition of units of the Company’s Common Stock in the H&R Block Deferred Compensation Plan for Executives on June 15, 2007; and (2) failure to timely report on Form 3 for Thomas A. Allanson and Marc West their initial beneficial ownership of the Company’s Common Stock upon designation as a Section 16 officer on September 6, 2007. These failures to timely report were inadvertent and, as soon as the oversights were discovered, the transactions were promptly reported.

REVIEW OF RELATED PERSON TRANSACTIONS –
The Board has adopted a Related Party Transaction Approval Policy (the “Policy”), which is in writing and is administered by the Company’s management and the Governance and Nominating Committee. Under the

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Policy, the Company’s management will determine whether a transaction meets the requirements of a Related Party Transaction. Upon such a determination, the Governance and Nominating Committee will review the material facts of the Related Party Transaction and either approve or ratify the transaction (subject to certain exceptions which are deemed pre-approved) taking into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. If advance approval of a Related Party Transaction is not feasible, the Governance and Nominating Committee must ratify the transaction at its next regularly scheduled meeting or the transaction must be rescinded. No director who is a Related Party with respect to a Related Party Transaction may participate in any discussion or approval of such transaction, except that the director must provide all material information concerning the transaction to the Governance and Nominating Committee.
     A Related Party Transaction is any transaction, arrangement or relationship, or any series of transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant, the amount involved will or may be expected to exceed $120,000 in any fiscal year and a Related Party has or will have a direct or indirect interest.
     A Related Party is any (1) Section 16 executive officer, director or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s Common Stock, or (3) immediate family member of any of the foregoing.

SHAREHOLDER PROPOSALS AND NOMINATIONS –
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2009 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the Company must receive notice at our offices at One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary, on or before    , 2009. Applicable Securities and Exchange Commission rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
     Pursuant to the Company’s Bylaws, for any business not included in the proxy statement for the 2009 Annual Meeting to be brought before the meeting by a shareholder, the shareholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than    , 2009 (45 days prior to    , 2009). The notice must contain the information required by the Company’s Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at an annual meeting of shareholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our Bylaws relating to shareholder nominations.
     A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company’s Bylaws is available on our website at www.hrblock.com under the tab “Our Company” and then under the heading “Block Investors” and then “Corporate Governance,” or upon request to: H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters which will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.
By Order of the Board of Directors
BRET G. WILSON
Secretary

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APPENDIX A
H&R BLOCK, INC. BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER
(AS AMENDED AND RESTATED FEBRUARY 26, 2008)
ROLE OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor. References to “Company” in this Charter shall refer to the Company and all of its subsidiaries. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
COMMITTEE COMPOSITION
The Audit Committee shall consist of at least three directors, all of whom shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors shall specifically determine that such simultaneous service shall not impair such member’s ability to effectively serve on the Audit Committee and the Company discloses such determination pursuant to New York Stock Exchange listing requirements or other applicable requirements. Committee members shall serve as members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.
AUDIT COMMITTEE MEETINGS
•	The Audit Committee shall hold at least four regular meetings annually, and shall meet more frequently as deemed necessary. Special meetings of the Committee may be called by the Chairman of the Audit Committee. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.
•	The Committee shall periodically and at least quarterly meet with the independent auditor, the Director of Internal Audit (or person with similar responsibilities) and management of the Company in separate executive sessions to discuss any matters that the Committee or each such group or person believes should be discussed privately.
•	The Committee shall request members of management, counsel, the Internal Audit Department and the Company’s independent auditor, as applicable, to participate in Committee meetings, as deemed appropriate by the Committee. The Committee shall periodically meet in private session with only Committee members as it deems appropriate.
•	The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.
•	The Committee shall periodically report on its meetings and other activities to the Board of Directors.

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RESPONSIBILITIES AND DUTIES
CHARTER/REPORT
The Audit Committee shall review and reassess the adequacy of the Audit Committee Charter on an annual basis, or more frequently as needs dictate, and recommend to the Governance and Nominating Committee and/or the Board of Directors any revisions considered appropriate.
INDEPENDENT AUDITOR AND OTHER INDEPENDENT ACCOUNTANTS AND ADVISORS
The independent auditor for the Company is ultimately accountable to the Board of Directors and the Audit Committee of the Company and shall report directly to the Audit Committee.
The Audit Committee shall:
•	Have sole authority over the appointment, retention, discharge or replacement of the independent auditor.

•	Be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, with the Company providing appropriate funding, as determined by the Audit Committee, for payment of such compensation.

•	Pre-approve all auditing services and permitted non-auditing services (including the fees and terms thereof) to be performed for the Company by its independent auditor as required and permitted by Section 10A(i)(1) of the Exchange Act. Such pre-approvals may be made pursuant to policies and procedures established by the Audit Committee in accordance with the rules and regulations promulgated by the Commission under the Exchange Act, as such rules and regulations may be modified or supplemented from time to time (“SEC Rules”).

•	Receive and discuss with management and the independent auditor the letter from the independent auditor regarding the auditor’s independence required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as such Standard may be modified or supplemented from time to time.

•	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

•	Periodically and at least annually review, evaluate and discuss with the independent auditor such auditor’s independence, effectiveness and performance, including the lead partner of the independent auditor team and any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

•	Ensure the rotation of the audit partners as required by the SEC Rules.

•	Present its conclusions regarding its evaluation of the independent auditor to the Board of Directors and recommend to the Board any appropriate action to satisfy the Committee and/or the Board of the qualifications, performance and independence of the independent auditor.

•	Approve the audit plan and the scope of the audit on an annual basis or as otherwise necessary, and approve any modifications thereto.

A-2 ▪

•	Review the extent to which independent public accountants other than the principal independent auditor are used by the Company and the rationale for such use.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account consistent with the SEC Rules.
INTERNAL AUDITORS
The Audit Committee shall:
•	Review and approve the appointment, replacement, reassignment or dismissal of the Director of Internal Audit (or person with similar responsibilities) and periodically and at least annually review the performance of the Director of Internal Audit.

•	At least annually review and approve the internal audit plan, and periodically ensure adequate resources are available to execute the plan.

•	Review the results of completed internal audits with the Director of Internal Audit and monitor corrective actions taken by management, as deemed appropriate.

•	Review with the independent auditor its assessment of Internal Audit Department practices and objectivity.
FINANCIAL REPORTING AND RISK CONTROL
The Audit Committee shall:
•	Review the coordination of audit efforts of the Internal Audit Department and the independent auditor to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

•	Meet to review and discuss with management and the independent auditor the Company’s audited financial statements and quarterly financial statements prior to filing with the Commission, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s audit or review of such financial statements.

•	Review with the independent auditor the independent auditor’s evaluation of the Company’s financial, accounting and internal audit personnel, and the cooperation received by the independent auditor during the course of the audit.

•	Review any significant disagreement between management and either the independent auditor or the Internal Audit Department in connection with the preparation of the financial statements.

•	Discuss with management and the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review and discuss reports from the independent auditors on (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

A-3 ▪

•	Discuss with the independent auditor and management (a) the significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and (b) the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Make recommendations to the Board of Directors as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year for the filing with the Commission.

•	Receive from management and the independent auditor timely analysis of significant current financial reporting issues.

•	Review with management, the Internal Audit Department and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies), any major issues as to the adequacy of the Company’s internal controls, and any special audit steps adopted in light of any material control deficiencies.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or other “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
ETHICAL AND LEGAL COMPLIANCE AND OTHER RESPONSIBILITIES
The Audit Committee shall:
•	Establish, review and update (or cause management to update) periodically the H&R Block, Inc. Code of Ethics & Conduct (the “Code”) and assure that management has established a system to enforce the Code.

•	Review and approve the appointment, replacement, reassignment or dismissal of the Ethics Program Director under the Code and periodically review his or her performance.

•	Review reports concerning compliance of the Company’s directors, management, associates and others to whom the Code applies.

•	Review the results of the Internal Audit Department’s annual audit of corporate officer expenses and perquisites.

•	Review with the Company’s General Counsel and, when appropriate, outside counsel legal compliance matters and any legal matter that could have a significant impact on the Company’s financial statements.

•	Conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities.

•	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, with the Company providing for appropriate funding, as determined by the Audit Committee, for payment of compensation to such advisors.

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•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Annually evaluate its own performance.
LIMITATION OF AUDIT COMMITTEE’S ROLE
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

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APPENDIX B
H&R BLOCK, INC. BOARD OF DIRECTORS COMPENSATION COMMITTEE CHARTER
(AS AMENDED AND RESTATED FEBRUARY 26, 2008)
ROLE OF THE COMPENSATION COMMITTEE
The Compensation Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”), established to discharge the Board’s responsibilities relating to (i) evaluating and recommending to the Board for its action or approval, the compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers as set forth in the Company’s Enterprise Fiscal Authority Policy (“Designated Officers”) and (ii) evaluating and approving the compensation of other executive officers as set forth in the Company’s Enterprise Fiscal Authority Policy.
COMMITTEE COMPOSITION
The Committee shall consist of at least three directors appointed by the Board, each of whom is: (i) an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code, (ii) “independent” under the applicable standards of the New York Stock Exchange, and (iii) a “non-employee director” within the meaning of Rule 16b-3 under the federal securities laws. Committee members shall serve as members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.
MEETINGS
The Committee shall hold at least two regular meetings annually and shall meet more frequently as deemed necessary to fulfill its responsibilities. Special meetings may be called by the Board or the chairperson of the Committee, as deemed necessary. The Committee may request members of management, professional advisors or others to attend the Committee meetings and provide pertinent information, as necessary. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.
COMMITTEE AUTHORITY
The Committee shall have the sole authority to retain and terminate any consulting firm, legal counsel or expert to assist in the evaluation of CEO or Designated Officer compensation, including the sole authority to approve fees and meet privately with these advisors who shall be ultimately responsible to the Committee. The Committee shall also have the authority to delegate authority to such subcommittees as it deems appropriate and in the best interest of the Company and its shareholders.
KEY COMMITTEE DUTIES AND RESPONSIBILITIES
The following responsibilities are set forth as a guide for the Committee. The Committee is authorized to carry out these and such other responsibilities assigned by the Board from time to time, and take any actions reasonably related to the mandate of this Charter. The Committee’s key duties and responsibilities are to:
1.	Review and approve the Company’s overall executive compensation philosophy and oversee and make recommendations to the Board regarding the Company’s overall executive compensation structure, policies and programs with a view to recruiting and retaining superior talent. Review and present for Board and shareholder approval all equity-based compensation plans.

2.	Review an annual executive talent analysis and upon recommendation of the CEO recommend to the Board the election, retention or removal of officers of H&R Block, Inc. or the chief executive officer of each business unit.

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3.	Review the CEO’s performance against Board-approved corporate goals and objectives, formally evaluate the CEO’s performance in light of such goals and objectives, and make recommendations to the Board regarding the CEO’s compensation (including base salary and all incentives, benefits and perquisites) based on this evaluation. The Chairman of the Board shall be responsible for discussing and providing counsel with the CEO regarding the Board’s and the Committee’s performance evaluation of the CEO. The Chairman of the Board shall provide feedback to the Board regarding such discussions.

4.	Review, evaluate and make recommendations to the Board regarding the key terms of any employment agreement (including any other agreements containing compensation or benefit provisions related to severance or change in control) for all newly hired and elected Designated Officers. Review, evaluate and approve the key terms of any employment agreement (including any other agreements containing compensation or benefit provisions related to severance) for all other newly hired and elected executive officers as set forth in the Company’s Enterprise Fiscal Authority Policy.

5.	Review and recommend to the Board the compensation for Designated Officers (including base salary, incentives, benefits, perquisites and other remuneration) taking into account the recommendations of the CEO.

6.	Review compliance by applicable officers with any stock ownership guidelines or holding requirements approved by the Board.

7.	Review and approve the Compensation Discussion and Analysis included in the Company’s Proxy Statement for the Company’s Annual Meeting of Shareholders.

8.	Make reports to the Board on a regular basis on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests.

9.	Conduct an annual self-evaluation of its own performance.

10.	Review and reassess the adequacy of the Committee Charter on an annual basis, or more frequently as needs dictate, and recommend to the Governance and Nominating Committee and/or Board any revisions considered appropriate.

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APPENDIX C
H&R BLOCK, INC. BOARD OF DIRECTORS GOVERNANCE AND NOMINATING COMMITTEE CHARTER
(AS AMENDED AND RESTATED FEBRUARY 26, 2008)
ROLE OF THE GOVERNANCE AND NOMINATING COMMITTEE
The Governance and Nominating Committee is a standing Committee of the Board of Directors constituted to (i) identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board, (ii) select (or recommend that the Board of Directors select) the director nominees for the Company’s next annual meeting of shareholders, (iii) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and (iv) oversee the evaluation of the Board of Directors.
COMMITTEE COMPOSITION
The Governance and Nominating Committee shall consist of at least three directors, all of whom (i) have no employment or other material relationship to the Company that may interfere with the exercise of their judgment independent from management and (ii) meet the independence requirements of the New York Stock Exchange. Committee members shall serve as members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.
MEETINGS
The Governance and Nominating Committee shall hold at least one regular meeting annually, and shall meet more frequently as deemed necessary to fulfill the responsibilities prescribed in this Charter or by the Board of Directors. The Chairman of the Governance and Nominating Committee may call special meetings of the Committee. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.
COMMITTEE AUTHORITY AND RESPONSIBILITIES
The Governance and Nominating Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve such search firm’s fees and other retention terms. The Governance and Nominating Committee shall also have the authority to delegate authority to such subcommittees as it deems appropriate and in the best interest of the Company and its shareholders.
The specific responsibilities of the Governance and Nominating Committee shall include:
a.	Developing and recommending to the Board of Directors policies and processes designed to provide for effective and efficient governance, including (without limitation): policies for evaluation of the Board; election and re-election of Board members; and board orientation and education.

b.	Reviewing and recommending to the Board of Directors matters relating to the composition, structure and policies of the Board of Directors and the desired criteria to be considered in selecting director nominees. At minimum, such criteria shall require that a director nominee possess such competencies, expertise and knowledge that enables the Board of Directors as a whole to possess the expertise necessary to perform its responsibilities in an efficient and effective manner.

c.	Identifying potential directors, receiving recommendations regarding potential nominees for election as director, reviewing qualifications of identified or recommended candidates, recommending director

C-1 ▪

nominees to the full Board of Directors, and helping recruit new directors.

d.	Developing or causing to be developed orientation and other educational programs for directors.

e.	Reviewing and recommending for approval by the Board of Directors the committees that shall constitute the standing committees of the Board of Directors and recommending on an annual basis the directors to serve on and chair such standing committees.

f.	Reviewing and recommending for approval by the Board of Directors charters for each of the standing committees of the Board of Directors, including amendments thereto as the Committee may deem necessary from time to time.

g.	Reviewing and recommending policies and procedures pertaining to the conduct of meetings of the Board of Directors and its committees.

h.	Evaluating overall effectiveness and performance of the Board of Directors and evaluating its own performance on an annual basis.

i.	Monitoring and advising the Board of Directors with respect to the relationship of the Board of Directors with the Company’s management and the delegation of authority to management.

j.	Reviewing matters of compensation, benefits and other forms of remuneration for non-employee directors and recommending to the full Board of Directors annual director fees, Board and committee meeting attendance fees, other compensation and benefits for non-employee directors, and any amendments to the Company’s 1989 Stock Option Plan for Outside Directors or any successor plan thereto.

k.	Reviewing compliance with any director stock ownership guidelines or holding requirements.

l.	Making reports to the Board of Directors on a regular basis.

m.	Reviewing the Governance and Nominating Committee Charter on an annual basis, or more frequently as necessary, and recommending to the Board of Directors any revisions considered appropriate.

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APPENDIX D
H&R BLOCK, INC. BOARD OF DIRECTORS INDEPENDENCE STANDARDS
Pursuant to New York Stock Exchange listing standards, no director qualifies as being an independent director unless the Board of Directors affirmatively determines that the director has no material relationship with H&R Block, Inc. or any of its subsidiaries (collectively, the “Company”), either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.
The Board of Directors has established the categorical standards to assist in determining the independence of directors. Pursuant to these standards, a director will not be considered independent if:
•	At any time during the three years immediately preceding the date of determination, the director was an employee of the Company or any of the director’s immediate family was an executive officer of the Company; provided that for purposes of these standards, service as an interim chief executive officer shall not be deemed to be service as an employee or executive officer of the Company.

•	At any time during the three years immediately preceding the date of determination, the director (or any of the director’s immediate family) received more than $100,000 per year in direct compensation from the Company other than (i) director or committee fees (including fees for service on the board of directors of subsidiary or affiliated companies) and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was at any time during the three years immediately preceding the date of determination (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

•	At any time during the three years immediately preceding the date of determination, either the director, or any of the director’s immediate family members, has been employed as an executive officer of another company for which an executive officer of the Company serves on the compensation (or equivalent) committee.

•	At any time during the three years immediately preceding the date of determination, the Company made payments to, or received payments from, a company, firm or professional entity of which or in which (i) the director is currently is an executive officer, partner or employee, or owns in excess of a 10% equity interest or (ii) the director’s immediate family members currently is an executive officer or partner or owns in excess of a 10% equity interest; provided that such payments are in an amount exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues for such other company’s most recent full fiscal year.

•	The director (or any of the director’s immediate family) serves as an officer, director or trustee of a charitable organization to which the Company gives directly or indirectly through its foundation, more than $200,000 or 5% of the organization’s total annual charitable receipts during its last full fiscal year (whichever is greater).
An individual will be considered to be affiliated with a corporation or other entity if that individual controls, is controlled by or is under common control with the corporation or other entity. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers in law, sons and daughters in laws, brothers and sisters in law and any one (other than domestic employees) who shares such person’s home.
The Board of Directors will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

D-1 •

APPENDIX E
PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO REQUIRE AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS
A new Article 6(F) shall added to the Articles to read as follows:
          “(F) Independent Chairman of the Board. No person may simultaneously hold the offices of chairman of the board and vice-chairman of the board, chairman of the board and chief executive officer, or chairman of the board and president. Furthermore, the chairman of the board shall be independent pursuant to standards promulgated by the Securities and Exchange Commission and the New York Stock Exchange and shall not have served previously as an executive officer of the Company.”

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APPENDIX F
PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO DECREASE THE PERMISSIBLE NUMBER OF DIRECTORS
Article 6, Section A of the Articles shall be amended and restated in its entirety to read as follows:
“ARTICLE SIX
(A) Number of Directors. The number of directors to constitute the Board of Directors shall be not less than seven nor more than twelve, the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the whole Board.”

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APPENDIX G
PROPOSED AMENDMENT TO THE AMENDED AND RESTATED BYLAWS TO DECREASE THE PERMISSIBLE NUMBER OF DIRECTORS
Section 14 of the Bylaws shall be amended and restated in its entirety to read as follows:
“DIRECTORS
14. NUMBER AND POWERS OF THE BOARD. The property and business of this corporation shall be managed by a board of directors, and the number of directors to constitute the board shall be not less than seven nor more than twelve, the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the whole board of directors. Directors need not be shareholders. In addition to the powers and authorities by these bylaws expressly conferred upon the board of directors, the board may exercise all such powers of the corporation and do or cause to be done all such lawful acts and things as are not prohibited, or required to be exercised or done by the shareholders only.”

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APPENDIX H
PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO IMPOSE TERM LIMITS ON DIRECTORS
Article 6, Section B of the Articles shall be amended and restated in its entirety to read as follows:
“(B) Election of Directors. Directors shall be elected at each annual meeting of shareholders to hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified. The term of office of each director shall begin immediately after his election and each director shall hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified and subject to prior death, resignation, retirement or removal from office of the director. No decrease in the number of directors constituting the board of directors shall reduce the term of any incumbent director. No person shall serve as a director for a period or consecutive periods that extend beyond the twelfth annual shareholders meeting following the annual shareholders meeting at which such person was first elected to the Board of Directors by the shareholders.”

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APPENDIX I
PROPOSED AMENDMENT TO THE AMENDED AND RESTATED BYLAWS TO IMPOSE TERM LIMITS ON DIRECTORS
Section 15(a) of the Bylaws shall be amended and restated in its entirety to read as follows:
“15. INCUMBENCY OF DIRECTORS. (a) Election And Term Of Office. Directors shall be elected at each annual meeting of shareholders to hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified. The term of office of each director shall begin immediately after his or her election and each director shall hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified and subject to prior death, resignation, retirement or removal from office of a director. No decrease in the number of directors constituting the board of directors shall reduce the term of any incumbent director. No person shall serve as a director for a period or consecutive periods that extend beyond the twelfth annual shareholders meeting following the annual shareholders meeting at which such person was first elected to the board of directors by the shareholders.”

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APPENDIX J
PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO LIMIT VOTING RIGHTS OF PREFERRED STOCK
Article Three, Section (1) of the Articles shall be amended and restated in its entirety to read as follows:
          “(1) Preferred Stock. The Board of Directors is expressly authorized to issue the Preferred Stock from time to time, in one or more series, provided that the aggregate number of shares issued and outstanding at any time of all such series shall not exceed 6,000,000. The Board of Directors is further authorized to fix or alter, in respect of each such series, the following terms and provisions of any authorized and unissued shares of such stock:
(a) The distinctive serial designation;
(b) The number of shares of the series, which number may at any time or from time to time be increased or decreased (but not below the number of shares of such series then outstanding) by the Board of Directors;
(c) The voting powers and, if voting powers are granted, the extent of such voting powers including the right, if any, to elect a director or directors, provided, that the holders of shares of Preferred Stock will not be entitled (A) to more than one vote per share, when voting as a class with the holders of shares of common stock, and (B) to vote on any matter separately as a class, except with respect to any amendment or alteration of the provisions of these Articles of Incorporation that would adversely affect the powers, preferences or special rights of the applicable series of Preferred Stock or as otherwise provided by law;
(d) The election, term of office, filling of vacancies and other terms of the directorships of directors elected by the holders of any one or more classes or series of such stock;
(e) The dividend rights, including the dividend rate and the dates on which any dividends shall be payable;
(f) The date from which dividends on shares issued prior to the date for payment of the first dividend thereon shall be cumulative, if any;
(g) The redemption price, terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;
(h) The liquidation preferences and the amounts payable on dissolution or liquidation;
(i) The terms and conditions, if any, under which shares of the series may be converted; and
(j) Any other terms or provisions which the Board of Directors is by law authorized to fix or alter.”

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APPENDIX K
H&R BLOCK, INC.
2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS
1.	PURPOSES. The purposes of this 2008 Deferred Stock Unit Plan for Outside Directors are to attract, retain and reward experienced and qualified directors who are not employees of the Company or any Subsidiary of the Company, and to secure for the Company and its shareholders the benefits of stock ownership in the Company by those directors.

2.	DEFINITIONS.
a.	“Account” shall mean a recordkeeping account for each Recipient reflecting the number of Deferred Stock Units credited to such a Recipient.

b.	“Beneficiary” or “Beneficiaries” shall mean the persons or trusts designated by a Recipient in writing pursuant to Section 10(a) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Recipient, or, in the absence of such designation, the persons specified in Section 10(b) of the Plan.

c.	“Board of Directors” shall mean the board of directors of the Company.

d.	“Closing Price” shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. If such exchange or market is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which such exchange or market was open and a sale was reported.

e.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

f.	“Common Stock” shall mean the common stock, without par value, of the Company.

g.	“Company” shall mean H&R Block, Inc., a Missouri corporation.

h.	“Deferred Stock Unit” shall mean the unit of measurement of a Recipient’s interest in the Plan.

i.	“Director” shall mean a member of the Board of Directors of the Company or a member of the Board of Directors of any Subsidiary of the Company, as the case may be. With respect only to awards made within thirty (30) days after initial approval of this Plan by shareholders of the Company, Director shall include an individual who was a Director in June, 2008 and whose term expired at the 2008 annual meeting of shareholders at which this Plan was initially approved.

j.	“Outside Director” shall mean a Director who is not an employee of the Company on the date of grant of the Deferred Stock Unit. As used herein, “employee of the Company” means any full-time employee of the Company, its subsidiaries and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries who is employed at least thirty-five (35) hours a week; provided, however, it is expressly understood that an employee of the Company does not include independent contractors or other persons not otherwise employed by the Company or any Subsidiary of the Company but who provide legal, accounting, investment banking or other professional services to the Company or any Subsidiary of the Company.

k.	“Plan” shall mean this 2008 Deferred Stock Unit Plan for Outside Directors, as the same may be amended from time to time.

l.	“Recipient” shall mean an Outside Director of the Company or any Subsidiary of the Company who has been granted a Deferred Stock Unit under the Plan or any person who succeeds to the rights of such Outside Director under this Plan by reason of the death of such Outside Director.

m.	“Related Company” shall mean (i) any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes that Company; and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in

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Section 414(c) of the Code) with the Company (for purposes of applying Sections 414(b) and (c) of the Code, twenty-five percent (25%) is substituted for the eighty percent (80%) ownership level).

n.	“Separation from Service” shall mean that a Director ceases to be a Director and it is not anticipated that the individual will thereafter perform services for the Company or a Related Company. For this purpose, services provided as an employee are disregarded if this Plan is not aggregated with any plan in which a Director participates as an employee pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii).

o.	“Subsidiary of the Company” shall mean a subsidiary of the Company, its divisions, departments, and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
3.	ADMINISTRATION OF THE PLAN. The Plan may be administered by the Board of Directors. A majority of the Board of Directors shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Board of Directors, shall be valid acts of the Board of Directors.

The Board of Directors shall have full power and authority to construe, interpret and administer the Plan and, subject to the other provisions of this Plan, to make determinations which shall be final, conclusive and binding upon all persons, including, without limitation, the Company, the shareholders of the Company, the Board of Directors, the Recipients and any persons having any interest in any Deferred Stock Units which may be granted under this Plan. The Board of Directors shall impose such additional conditions upon Deferred Stock Units granted under this Plan and the exercise thereof as may from time to time be deemed necessary or advisable, in the opinion of counsel to the Company, to comply with applicable laws and regulations. The Board of Directors from time to time may adopt rules and regulations for carrying out the Plan and written policies for implementation of the Plan. Such policies may include, but need not be limited to, the type, size and terms of Deferred Stock Units to be granted to Outside Directors

4.	AWARDS. The Board of Directors may, in its sole and absolute discretion, from time to time during the continuance of the Plan, (i) determine which Outside Directors shall be granted Deferred Stock Units under the Plan, (ii) grant Deferred Stock Units to any Outside Directors so selected, (iii) determine the date of grant, size and terms of Deferred Stock Units to be granted to Outside Directors of any Subsidiary of the Company (subject to Sections 7, 13 and 14 hereof, as the same may be hereafter amended), and (iv) do all other things necessary and proper to carry out the intentions of this Plan.

5.	ELIGIBILITY. Deferred Stock Units may be granted to any Outside Director; however, no Outside Director or other person shall have any claim or right to be granted a Deferred Stock Unit under the Plan.

6.	CREDITS. The number of Deferred Stock Units credited to a Recipient’s Account pursuant to an award shall equal the dollar amount of the award divided by the average Closing Price for the ten consecutive trading dates ending on the date of award. If a cash dividend is paid on Common Stock, a Recipient’s Account shall be credited with the number of Deferred Stock Units equal to the amount of dividend that would have been paid with respect to the Deferred Stock Units if they were shares of Common Stock, divided by the Closing Price on the date the dividends were paid. If a stock dividend is paid on Common Stock, a Recipient’s Account shall be credited with the same number of Deferred Stock Units as the number of shares of Common Stock the Recipient would have received as a dividend if the Deferred Stock Units credited to his Account were shares of Common Stock.

7.	STOCK SUBJECT TO THE PLAN. The total number of shares of Common Stock issuable under this Plan may not at any time exceed three hundred thousand (300,000) shares, subject to adjustment as provided in Sections 16 and 17 hereof. Shares of Common Stock not actually issued pursuant to Deferred Stock Units shall be available for future awards of Deferred Stock Units. Shares of Common

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Stock to be delivered under the Plan may be either authorized but unissued Common Stock or treasury shares.

8.	VESTING. All Deferred Stock Units credited to a Recipient’s Account shall be fully vested at all times.

9.	PAYMENT.
a.	Time and Form of Payment Upon Separation from Service. If a Recipient has a Separation from Service for a reason other than death, payment of his Account shall be made in one lump sum on the six month anniversary of the date the Recipient had a Separation from Service. If the New York Stock Exchange (or any successor exchange or stock market on which shares of the Common Stock are traded) is not open on such day, then payment shall be made on the next day the New York Stock Exchange (or any successor exchange or stock market on which shares of the Common Stock are traded) is open.

b.	Payment Following Death. If a Recipient dies prior to the payment in full of all amounts due him under the Plan, the balance of his Account shall be payable to his designated Beneficiary in a lump sum as soon as reasonably practical following death, but no later than ninety (90) days following the Recipient’s death. The beneficiary designation shall be revocable and must be made in writing in a manner approved by the Company.

c.	Medium of Payment. Payment of a Director’s Account shall be made in shares of Common Stock. The number of shares of Common Stock issued shall equal the number, rounded up to the next whole number, of Deferred Stock Units credited to a Director’s Account.
10.	BENEFICIARY.
a.	Designation by Recipient. Each Recipient has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A beneficiary designation by a Recipient shall be in writing on a form acceptable to the Company and shall only be effective upon delivery to the Company. In the event a Recipient is married at the time he or she designates a beneficiary other than his or her spouse, such designation will not be valid unless the Recipient’s spouse consents in writing to such designation. A beneficiary designation may be revoked by a Recipient at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Recipient shall control.

b.	Failure to Designate Beneficiary. In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Recipient have predeceased the Recipient, the benefits payable by reason of the death of the Recipient shall be paid to the Recipient’s spouse, if living; if the Recipient does not leave a surviving spouse, to the Recipient’s issue by right of representation; or, if there are no such issue then living, to the Recipient’s estate. In the event there are benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Recipient or the Recipient’s spouse pursuant to Section 10(a), the remaining balance of such benefit shall be paid to the deceased Beneficiary’s estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining benefits shall be paid proportionally to the surviving Beneficiaries.
11.	UNFUNDED. This Plan is unfunded and payable solely from the general assets of the Company. The Recipients shall be unsecured creditors of the Company with respect to their interests in the Plan.

12.	NO CLAIM ON SPECIFIC ASSETS. No Recipient shall be deemed to have, by virtue of being a Recipient, any claim on any specific assets of the Company such that the Recipient would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Recipients

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and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

13.	CONTINUATION AS DIRECTOR. The Board of Directors shall require that a Recipient be an Outside Director at the time a Deferred Stock Unit is granted. The Board of Directors shall have the sole power to determine the date of any circumstances which shall constitute cessation as a Director and to determine whether such cessation is the result of death or any other reason.

14.	REGISTRATION OF STOCK. No shares of Common Stock may be issued at any time when its exercise or the delivery of shares of Common Stock or other securities thereunder would, in the opinion of counsel for the Company, be in violation of any state or federal law, rule or ordinance, including any state or federal securities laws or any regulation or ruling of the Securities and Exchange Commission.

15.	NON-ASSIGNABILITY. No Deferred Stock Unit granted pursuant to the Plan shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

16.	DILUTION OR OTHER ADJUSTMENTS. In the event of any change in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to the Deferred Stock Units or any provisions of this Plan as it deems necessary or appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to an outstanding Deferred Stock Unit.

17.	MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization or liquidation, the Board of Directors shall make such arrangements it deems advisable with respect to outstanding Deferred Stock Units, which shall be binding upon the Recipients of outstanding Deferred Stock Units, including, but not limited to, the substitution of new Deferred Stock Units for any Deferred Stock Units then outstanding, the assumption of such Deferred Stock Units and the termination of or payment for such Deferred Stock Units.

18.	COSTS AND EXPENSES. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any Deferred Stock Unit nor to any Recipient.

19.	DEFERRED STOCK UNIT AGREEMENTS. The Board of Directors shall have the power to specify the form of Deferred Stock Unit agreements to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such agreements shall be final, conclusive and binding upon the Company, the shareholders of the Company and the Recipients. No Recipient shall have or acquire any rights under the Plan except such as are evidenced by a duly executed agreement in the form thus specified.

20.	NO SHAREHOLDER PRIVILEGES. Neither the Recipient nor any person claiming under or through him or her shall be or have any of the rights or privileges of a shareholder of the Company in respect to any of the Common Stock issuable with respect to any Deferred Stock Unit, unless and until certificates evidencing such shares of Common Stock shall have been duly issued and delivered.

21.	GUIDELINES. The Board of Directors shall have the power to provide guidelines for administration of the Plan and to make any changes in such guidelines as from time to time the Board deems necessary.

22.	AMENDMENT AND DISCONTINUANCE. The Board of Directors shall have the right at any time during the continuance of the Plan to amend, modify, supplement, suspend or terminate the Plan, provided that (a) no amendment, supplement, modification, suspension or termination of the Plan shall in any material manner affect any Deferred Stock Unit of any kind theretofore granted under the Plan

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without the consent of the Recipient of the Deferred Stock Unit, unless such amendment, supplement, modification, suspension or termination is by reason of any change in capital structure referred to in Section 16 hereof or unless the same is by reason of the matters referred to in Section 17 hereof; (b) Section 409A of the Code is not violated thereby, and (c) if the Plan is duly approved by the shareholders of the Company, no amendment, modification or supplement to the Plan shall thereafter, in the absence of the approval of the holders of a majority of the shares of Common Stock present in person or by proxy at a duly constituted meeting of shareholders of the Company, (i) increase the aggregate number of shares which may be issued under the Plan, unless such increase is by reason of any change in capital structure referred to in Section 16 hereof, or (ii) change the termination date of the Plan provided in Section 23 hereof.

23.	TERMINATION. Deferred Stock Units may be granted in accordance with the terms of the Plan until September 4, 2018, on which date this Plan will terminate except as to Deferred Stock Units then outstanding hereunder, which Deferred Stock Units shall remain in effect until they have been paid out according to their terms.

24.	NOTICES. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, by certified mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Recipient or Beneficiary. Any such notice shall be effective as of the date of hand delivery or mailing.

25.	NO GUARANTEE OF MEMBERSHIP. Neither the adoption and maintenance of the Plan nor the award of Deferred Stock Units by the Company to any Director shall be deemed to be a contract between the Company and any Recipient to retain his or her position as a Director.

26.	WITHHOLDING. The Company may withhold from any payment of benefits under the Plan such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the Company may become liable under applicable law. Any amounts withheld pursuant to this Section 26 in excess of the amount of taxes due (and interest thereon) shall be paid to the Recipient or Beneficiary upon final determination, as determined by the Company, of such amount. No interest shall be payable by the Company to any Recipient or Beneficiary by reason of any amounts withheld pursuant to this Section 26.

27.	409A COMPLIANCE. To the extent provisions of this Plan do not comply with 409A of the Code, the non-compliant provisions shall be interpreted and applied in the manner that complies with 409A of the Code and implements the intent of this Plan as closely as possible.

28.	RELEASE. Any payment of benefits to or for the benefit of a Recipient or Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

29.	CAPTIONS. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

30.	APPROVAL. This Plan shall take effect upon due approval by the Board of Directors and the shareholders of the Company.

K-5 ▪

PRELIMINARY COPY
SUBJECT TO COMPLETION

ONE H&R BLOCK WAY
KANSAS CITY, MISSOURI 64105
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H&R BLOCK, INC.

Vote on Directors
1.	Election of Directors	For	Against	Abstain
Nominees:
1a.	Alan M. Bennett	☐	☐	☐

1b.	Thomas M. Bloch	☐	☐	☐

1c.	Richard C. Breeden	☐	☐	☐

1d.	Robert A. Gerard	☐	☐	☐

1e.	Len J. Lauer	☐	☐	☐

1f.	David B. Lewis	☐	☐	☐

1g.	Tom D. Seip	☐	☐	☐

1h.	L. Edward Shaw, Jr.	☐	☐	☐

1i.	Christianna Wood	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Vote On Proposals		For	Against	Abstain

2.	Approval of an amendment to the Company’s Restated Articles of Incorporation to require an independent chairman of the Board of Directors.	☐	☐	☐

3.	Approval of an amendment to the Company’s Restated Articles of Incorporation to decrease the permissible number of directors.	☐	☐	☐

4.	Approval of an amendment to the Company’s Restated Articles of Incorporation to impose director term limits.	☐	☐	☐

5.	Approval of an amendment to the Company’s Restated Articles of Incorporation to limit voting rights of preferred stock.	☐	☐	☐

6.	Approval of an advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures.	☐	☐	☐

7.	Approval of the 2008 Deferred Stock Unit Plan for Outside Directors, to replace the 1989 Stock Option Plan for Outside Directors.	☐	☐	☐

8.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2009.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2008 Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated July 22, 2008, and accompanying Proxy Statement, and hereby appoints David Baker Lewis, Richard C. Breeden and L. Edward Shaw, Jr., and each of them, the proxies (acting by a majority, or if only one be present, then that one shall have all of the powers hereunder), each with full power of substitution, for and in the name of the undersigned to represent and to vote all shares of common stock of H&R BLOCK, INC., a Missouri corporation, of the undersigned at the Annual Meeting of Shareholders of said corporation to be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center, located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Thursday, September 4, 2008, at 9:00 a.m., Kansas City time (CDT), and at any adjournment or postponement thereof, and, without limiting the authority hereinabove given, said proxies or proxy are expressly authorized to vote in accordance with the undersigned’s direction as to those matters set forth on the reverse side hereof and in accordance with their best judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)